Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

UNIFIED WIRE & CABLE LLC, CONEX CABLE, LLC, NEHRING ELECTRICAL

WORKS COMPANY, EXPRESS WIRE AND CABLE DISTRIBUTORS, INC.,

WURLITZER DIETZ PROPERTY LLC, PEACE ROAD PROPERTIES, LLC and

LOCUST PROPERTIES, LLC,

as the Companies,

RAYMOND HOTT, MELISSA SPELLMAN,

THE MELISSA W. SPELLMAN TRUST DTD 9/28/12, RENEE KOZIN,

JULIE HOTT and REBECCA HOTT,

as the Sellers,

RAYMOND HOTT,

as the Sellers’ Representative,

and

MUELLER INDUSTRIES, INC.,

as the Buyer

April 19, 2024

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	Accounting Principles

Exhibit B	Escrow Agreement

Exhibit C	Percentage Allocation Schedule (Capitalization)

Exhibit D	Transfer Agreement

Exhibit E	Sample Working Capital

Exhibit F	Assignment Agreement

Exhibit G	R&W Insurance Policy

Exhibit H	Lease Amendment

(iv)

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 19, 2024, by and among (a) Unified Wire & Cable LLC (f/k/a Unified Acquisition LLC), an Illinois limited liability company (“Unified Wire”), (b) Conex Cable, LLC (f/k/a Conex Acquisition, LLC), an Illinois limited liability company (“Conex”), (c) Nehring Electrical Works Company, an Illinois corporation (“Nehring”), (d) Express Wire and Cable Distributors, Inc., an Illinois corporation (“Express Wire”), (e) Wurlitzer Dietz Property LLC, an Illinois limited liability company (“Wurlitzer Dietz”), (f) Peace Road Properties, LLC, an Illinois limited liability company (“Peace Road”), (g) Locust Properties, LLC, an Illinois limited liability company (“Locust” and, together with Unified Wire, Conex, Nehring, Express Wire, Wurlitzer Dietz and Peace Road, each a “Company” and collectively the “Companies”), (h) Raymond Hott, an individual (“Raymond”), (i) Melissa Spellman, an individual (“Melissa”), (j) the Melissa W. Spellman Trust DTD 9/28/12 (the “Melissa Trust”), (k) Renee Kozin, an individual (“Renee”), (l) Julie Hott, an individual (“Julie”), (m) Rebecca Hott, an individual (“Rebecca” and, together with Raymond, Melissa, the Melissa Trust, Renee and Julie, each, a “Seller” and collectively, the “Sellers”), (n) Raymond, solely in his capacity as the representative of the Sellers hereunder (the “Sellers’ Representative”), and (o) Mueller Industries, Inc., a Delaware corporation (“Buyer”). Buyer, the Companies and the Sellers are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, the Sellers collectively own all of the issued and outstanding equity interests of each Company (collectively, the “Purchased Equity”); and

WHEREAS, Buyer desires to acquire all of the Purchased Equity from the Sellers, and the Sellers desire to sell all of their right, title and interest in and to the Purchased Equity to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Accounting Firm” means KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Sellers’ Representative and Buyer in writing; provided, however, that if the Sellers’ Representative and Buyer cannot agree, then each of the Sellers’ Representative and Buyer shall select a nationally recognized independent accounting firm, and those firms selected shall select a third nationally recognized independent accounting firm to serve as the Accounting Firm.

“Accounting Principles” means (a) first, the accounting principles, policies, procedures, conventions, classifications, judgments, estimation methodologies, categorizations, definitions, methods, rules, practices and techniques specifically set forth on Exhibit A attached hereto; (b) second, to the extent not addressed in the foregoing clause (a), the same accounting principles, policies, procedures, conventions, classifications, judgments, estimation methodologies, categorizations, definitions, methods, rules, practices and techniques applied by the Companies in connection with the preparation of the Financial Statements; and (c) third, to the extent not addressed in the foregoing clause (a) or clause (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clause (b) and clause (c), and clause (b) shall take precedence over clause (c).

“Acquisition Transaction” has the meaning set forth in Section 6.08 (Exclusive Dealing).

“Action” means any action, claim, suit, demand, arbitration, mediation, charge, complaint, proceeding, investigation, litigation, dispute, hearing or audit, whether judicial, civil, regulatory, investigative, criminal or administrative, whether in law or in equity, in front of or involving any Governmental Authority.

“Adjustment Escrow Amount” means $15,000,000.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount, plus any interest or other investment proceeds thereon. The Adjustment Escrow Funds will be available to satisfy any amounts owed by the Sellers to Buyer under Section 2.05 (Post-Closing Adjustment) in accordance with the terms hereof and of the Escrow Agreement.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aged AR Amount” has the meaning set forth in Exhibit A (Accounting Principles).

“Agreement” has the meaning set forth in the preface above.

“Aluminum Inventory” means the product of (i) all aluminum inventory of the Companies consisting of raw materials, WIP and finished goods (in pounds) multiplied by (ii) the Aluminum Inventory Price.

“Aluminum Inventory Price” means, with respect to each pound of aluminum, the sum of (i) the average daily price per pound of aluminum per the Aluminum Midwest Average for the five (5) day period immediately prior to the Closing Date plus (ii) $0.20 per pound.

“Aluminum Inventory Target” means the product of (i) 2,553,636 pounds multiplied by (ii) the Aluminum Inventory Price.

“Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Parties (or their respective Affiliates) pursuant to this Agreement or in connection herewith, including, for the avoidance of doubt: (a) the Escrow Agreement, (b) the Transfer Agreement and (c) the Lease Amendment.

“Anti-Corruption Laws” has the meaning set forth in Section 3.16(a) (Anti-Corruption; Sanctions; Trade Compliance).

“Antitrust Laws” has the meaning set forth in Section 6.02(c) (Notices and Consents).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Party” means Buyer and its Affiliates, and its and their respective Representatives, successors and assigns.

“Buyer’s Benefit Programs” has the meaning set forth in Section 7.05(c) (Employee Matters).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (together with all statutes, rules and regulations promulgated thereunder).

“Cash” means the aggregate amount of each Company’s cash and cash equivalents (including marketable securities, short term investments and all lease and other security deposits posted by such Company) on hand or in bank accounts, in each case as determined in accordance with the Accounting Principles. The definition of “Cash” (a) excludes, without duplication, (i) all Restricted Cash and (ii) all issued but uncashed checks, ACH debits, outbound wire transfers and drafts and overdrawn amounts issued by such Company, and (b) includes, without duplication, any deposits, ACH credits and inbound wire transfers and drafts issued to such Company, in each case, to the extent pending at the relevant time and thereafter actually received.

“Closing” has the meaning set forth in Section 2.03 (Closing Date).

“Closing Consideration” has the meaning set forth in Section 2.01 (Closing Consideration; Purchase and Sale of the Purchased Equity).

“Closing Date” has the meaning set forth in Section 2.03 (Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preface above.

“Company IP” means all Intellectual Property Rights that are owned, used or held for use by or licensed to any of the Companies in, or necessary for, the conduct of the Companies business as currently conducted.

“Company Owned IP” any and all Intellectual Property Rights owned or purported to be owned by any of the Companies.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of any of the Companies.

“Company-Specific Adjustment” has the meaning set forth in Section 2.01(a).

“Competing Business” means the manufacture or sale of any finished electrical wire, finished cable or any products actually manufactured or planned to be manufactured or sold by the Companies as of or at any time during the twelve (12) months prior to the Closing Date, in each case, in the Territory (the “Competing Products”) (where “planned to be manufactured or sold” shall mean as described in and evidenced by the files of the Companies prior to the Closing). For the avoidance of doubt, (a) “Competing Business” shall include the re-sale (as a broker or otherwise) of any Competing Products to any Person other than Buyer and its Affiliates and (b) “Competing Products” shall exclude products in the form of scrap.

“Conex” has the meaning set forth in the preface above.

“Conex Enterprise Value” means $48,295,696.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 7, 2023, by and between Buyer and William Blair & Company, L.L.C. (on behalf of the Companies).

“Continuation Period” has the meaning set forth in Section 7.05(a) (Employee Matters).

“Continuing Employee” means each Company Service Provider who is an employee of the Companies immediately prior to the Closing and continues to be an employee of Buyer or one of its Affiliates (including the Companies) following the Closing.

“Contracts” means all oral or written contracts, arrangements, leases, subleases, licenses, sublicenses, indentures, notes, bonds, mortgages, undertakings, commitments and other agreements that are legally binding.

“Contributions” has the meaning set forth in Section 6.06(b) (Pre-Closing and Tax Restructuring).

“Conversions” has the meaning set forth in Section 6.06(b) (Pre-Closing and Tax Restructuring).

“Copper Inventory” means the product of (i) all copper inventory of the Companies consisting of raw materials, WIP and finished goods (in pounds) multiplied by (ii) the Copper Inventory Price.

“Copper Inventory Price” means, with respect to each pound of copper, the sum of (i) the average daily price per pound of copper per COMEX for the five (5) day period immediately prior to the Closing Date plus (ii) $0.30 per pound.

“Copper Inventory Target” means the product of (i) 5,361,633 pounds multiplied by (ii) the Copper Inventory Price.

“Corporation Sellers” means each of Express Wire Seller and Nehring Seller.

“Corporation Tax Restructuring” has the meaning set forth in Section 6.06(b) (Pre-Closing and Tax Restructuring).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Law” means the CARES Act, the Paycheck Protection Program Flexibility Act of 2020, the Consolidated Appropriations Act, 2021, any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any Taxes, and any other Law intended to address the consequences of COVID-19, in each case, as may be amended or modified, together with all rules and regulations and guidance issued by any Governmental Authority.

“D&O Tail” has the meaning set forth in Section 7.07(b) (Directors’ and Officers’ Indemnification).

“Disclosure Schedules” has the meaning set forth in Section 11.14 (Disclosure Schedules).

“Dispute Notice” has the meaning set forth in Section 2.05(b) (Post-Closing Adjustment).

“E&O Inventory Amount” has the meaning set forth in Exhibit A (Accounting Principles).

“Earnout Bonus Agreements” has the meaning set forth in Section 2.07(c)(iv) (Earnout).

“Earnout Bonuses” has the meaning set forth in Section 2.07(c)(iv) (Earnout).

“Earnout Payment” has the meaning set forth in Section 2.07(a) (Earnout).

“Earnout Period” has the meaning set forth in Section 2.07(b)(i) (Earnout).

“Earnout Statement” has the meaning set forth in Section 2.07(c)(i) (Earnout).

“Earnout Threshold” has the meaning set forth in Section 2.07(a) (Earnout).

“EBITDA” has the meaning set forth in Section 2.07(b)(ii) (Earnout).

“Employee Benefit Plan” means each (a) “employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), (b) “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) and (c) other employee benefit plan, policy, program or arrangement, including Multiemployer Plans, stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, compensation, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation/loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, and other benefit plan, policy, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Companies, or under which any of the Companies has any current or potential liability, other than any such plan, program, policy or arrangement which is maintained by a Governmental Authority or which is required to be maintained to satisfy any requirements of applicable Law.

“Enterprise Value” means $578,069,000, which is the aggregate amount equal to the sum of (a) the Unified Wire Enterprise Value, (b) the Conex Enterprise Value, (c) the Nehring Enterprise Value, (d) the Express Wire Enterprise Value, (e) the Wurlitzer Dietz Enterprise Value, (f) the Locust Enterprise Value, and (g) the Peace Road Enterprise Value.

“Environmental Claim” means any complaint, summons, citation, investigation, notice of violation, order, claim, demand, action, suit, litigation, judicial or administrative proceeding, or judgment relating to or arising out of (a) any threatened, actual or alleged violation of, non-compliance with, or liability under, any Environmental Requirement; (b) pollution or injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of or non-compliance with Environmental Requirements; or (c) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, in, at, under, or migrating to or from the Owned Real Property or the Leased Real Property or any formerly owned or leased property (ii) on, in, at, under, or from any facilities which received Hazardous Materials generated by any of the Companies.

“Environmental Requirements” means all applicable Laws concerning (a) pollution or protection of the environment, including natural resources, (b) protection of human health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (d) the presence, use, generation, handling, transportation, treatment, storage, disposal, discharge, Release or threatened Release of or exposure to, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Companies pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A., a national banking association.

“Escrow Agreement” means an Escrow Agreement to be executed and made effective as of the Closing, by and among Buyer, the Sellers’ Representative and the Escrow Agent, in the form of Exhibit B attached hereto (with such other terms as the Parties may mutually agree).

“Estimated Aluminum Inventory” means the estimated Aluminum Inventory as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Cash” means the estimated Cash as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Closing Calculation” and “Estimated Closing Calculations” have the meaning set forth in Section 2.04 (Pre-Closing Statement).

“Estimated Copper Inventory” means the estimated Copper Inventory as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Indebtedness” means the estimated Indebtedness as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Steel Inventory” means the estimated Steel Inventory as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Transaction Expenses” means the estimated Transaction Expenses, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Estimated Working Capital” means the estimated Working Capital as of immediately prior to the Closing, as set forth on the Pre-Closing Statement delivered to Buyer pursuant to Section 2.04 (Pre-Closing Statement).

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Excess Aged AR Reserve Amount” has the meaning set forth in Exhibit A (Accounting Principles).

“Excluded Subsidiaries” means, collectively, (a) Nehring Electrical Works International Company, an Illinois corporation, and (b) True Horizons Holdings, LLC, an Illinois limited liability company, each of which is a wholly-owned Subsidiary of Nehring.

“Ex-Im Laws” means all applicable Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.) and the customs and import Laws administered by U.S. Customs and Border Protection, as well as the export, customs and import Laws of any other relevant jurisdiction.

“Express Wire” has the meaning set forth in the preface above.

“Express Wire Enterprise Value” means $7,135,878.

“Express Wire Seller” means a new legal entity formed by the Sellers prior to the Closing to be taxed as a subchapter S corporation in connection with the Corporation Tax Restructuring for purposes of holding the Purchased Equity of Express Wire.

“FCPA” has the meaning set forth in Section 3.16(a) (Anti-Corruption; Sanctions; Trade Compliance).

“Final Adjustment Amount” has the meaning set forth in Section 2.05(c) (Post-Closing Adjustment).

“Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements).

“Fraud” means a Party’s actual and intentional fraud in the making of the representations and warranties contained in Article III or Article IV (in the case of the Companies or the Sellers) or Article V (in the case of Buyer); provided, however, that such actual and intentional fraud of the Companies shall only be deemed to exist if there is a knowing and intentional misrepresentation of a material fact with the intent that Buyer relies on such misrepresentation and with the intent to deceive Buyer, coupled with Buyer’s actual detrimental reliance on such fact under circumstances. For the avoidance of doubt, “Fraud” does not include constructive knowledge, negligent or reckless misrepresentation, equitable fraud or constructive fraud.

“Fundamental Representations” means the representations and warranties of (a) the Companies set forth in Section 3.01 (Organization), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.03(i) (Noncontravention), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), and Section 3.06 (Broker’s Fees), (b) the Sellers set forth in Section 4.01 (Authorization of Transaction; Binding Effect), Section 4.03 (Ownership of the Purchased Equity), Section 4.05 (Broker’s Fees) and (c) Buyer set forth in Section 5.01 (Organization of Buyer), Section 5.02 (Authorization of Transaction; Binding Effect), and Section 5.05 (Sufficiency of Funds).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any (a) federal, state, city, local, municipal, provincial, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, self-regulatory organization, authority, branch, bureau, department, ministry, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including an arbitrator.

“Governmental Authorization” means any approval, authorization, permit, consent or clearance issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

“Hazardous Material” means: (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance, hazardous waste, or special waste under any Environmental Requirements; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) per-and polyfluoroalkyl substances; (e) any element, material, substance, waste, compound or chemical exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (f) asbestos-containing materials; and (g) any element, material, substance, waste, compound or chemical that is regulated or for which liability or standards of care are imposed under Environmental Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or early termination of all applicable waiting periods under the HSR Act.

“Improvements” has the meaning set forth in Section 3.10(c) (Real Property).

“Indebtedness” means, without duplication, the principal or other amount owed, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties, breakage costs, expenses or similar charges arising as a result of the discharge of such amounts owed, by any Company, in respect of (a) indebtedness for borrowed money or purchase money indebtedness, (b) indebtedness as evidenced by any note, bond, debenture or other debt security or other similar instruments, (c) net obligations relating to or arising under interest rate or other hedging Contracts (it being understood that any obligations of a Company in respect of the foregoing shall be added to Indebtedness and any receivables of a Company in respect of the foregoing shall reduce Indebtedness), (d) all overdrafts, (e) all leases treated as capital or financing leases in accordance with the Accounting Principles, (f) all obligations for the deferred purchase of property purchased prior to the Closing Date, including those related to “earn-outs,” incentive payments, deferred purchase price or other similar obligations (assuming, for purposes of calculating “Indebtedness” that the full amount thereof is due and payable as of the date of such calculation), in each case, other than installment, progress or other partial payments not yet made in connection with the purchase of property in the Ordinary Course of Business; (g) all fees or expense reimbursement obligations payable to any member of a board of directors (or its equivalent), (h) reimbursement obligations under letters of credit, performance bonds or similar obligations, in each case, only to the extent drawn, (i) guarantees of any of the items set forth in clauses (a)-(h) of any other Person, in each case, only to the extent any amount is actually owed thereunder, and (j) Pre-Closing Income Taxes. Notwithstanding the foregoing, “Indebtedness” does not include (i) any operating lease obligations or lease obligations not otherwise required to be capitalized under GAAP and that are not financing leases under the Accounting Principles, (ii) any intercompany obligations between any of the Companies, (iii) any obligations under any undrawn (or undrawn portion of) letters of credit, performance bonds or similar obligations or (iv) any amounts included in Transaction Expenses.

“Indemnification Representations” means the representations and warranties of (a) the Companies set forth in Section 3.01 (Organization), Section 3.02 (Authorization of Transaction; Binding Effect) and Section 3.04 (Capitalization), and (b) the Sellers set forth in Section 4.01 (Authorization of Transaction; Binding Effect) and Section 4.03 (Ownership of the Purchased Equity).

“Indemnified Party” has the meaning set forth in Section 10.04(b) (Limitations).

“Indemnifying Party” has the meaning set forth in Section 10.04(b) (Limitations).

“Insiders” has the meaning set forth in Section 3.22 (Affiliate Transactions).

“Insurance Policy” has the meaning set forth in Section 3.14(a) (Insurance).

“Intellectual Property Rights” means any or all of the following and all intellectual property or proprietary rights in any jurisdiction in the world, whether registered or unregistered, arising out of or associated therewith: (a) all inventions, and all improvements thereto, and all patents and patent applications (including provisional applications), utility patents, design patents, industrial design registrations, petty patents, patents of importation, patents of addition, and certificates of invention, together with all reissuances, continuations, divisionals, continuations-in-part, revisions, and extensions (“Patents”) (b) trademarks, service marks, trade dress, trade names, logos, designs, and similar designation of origin and rights therein, together with all of the goodwill associated therewith (“Trademarks”), (c) all copyrights and works of authorship, whether or not copyrightable, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”), (d) all rights in domain names, web sites, uniform resource locators, social media addresses and handles, and other locators associated with the Internet, and all registrations thereof (“Domain Names”), (e) all trade secrets and confidential information (including ideas, research and development, inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals), and all documentation relating to any of the foregoing throughout the world (“Trade Secrets”), (f) all registrations, and applications for registration, of any of the rights referred to in clauses (a) through (d) above, (g) all rights associated with Software; and (h) all moral and economic rights of authors and inventors, however denominated throughout the world.

“IP Licenses” has the meaning set forth in Section 3.12(b) (Intellectual Property).

“IRS” means the United States Internal Revenue Service.

“Item of Dispute” has the meaning set forth in Section 2.05(b) (Post-Closing Adjustment).

“Julie” has the meaning set forth in the preface above.

“Knowledge of the Companies” means, as to any particular matter, the actual knowledge of either Raymond Hott or Tom Jackowski after reasonable inquiry of their respective direct reports.

“Land Trust Property Transfer” has the meaning set forth in Section 6.11 (Land Trust Transfer).

“Law” means all laws, statutes, constitutions, codes, treaties, injunctions, decrees, rules, regulations, and ordinances of the United States, any foreign country or any Governmental Authority.

“Lease Agreements” has the meaning set forth in Section 3.10(b) (Real Property).

“Lease Amendment” means the Amendment to that certain Lease, dated as of November 1, 2023, by and between Raymond and Unified Wire, to be executed and made effective as of the Closing, by and between Raymond and Unified Wire, in the form of Exhibit H attached hereto (with such other terms as the Parties may mutually agree).

“Leased Real Property” has the meaning set forth in Section 3.10(b) (Real Property).

“Lien” means any mortgage, deed of trust, judgment, restriction on transfer, encroachment, claim, pledge, hypothecation, lien, encumbrance, servitude, easement, right-of-way, license, option, charge, right of first refusal or first offer, security interest or other similar restriction.

“Locust” has the meaning set forth in the preface above.

“Locust Enterprise Value” means $10,411,861.

“Losses” means any and all actual out of pocket losses, liabilities, Taxes, claims, assessments, costs, settlement payments, awards, judgments, fines, penalties, damages, interest, expenses, deficiencies or other charges; provided, however, that Losses shall not include (a) punitive or exemplary damages (other than, in the case of this clause (a), to the extent awarded to a third-party) or (b) incidental or treble damages (other than, in the case of this clause (b), in respect of any Losses arising out of or related to a breach by any Seller of Section 7.10).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: materially (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that (1) is or would reasonably be likely to be, individually or in the aggregate, materially adverse to the business, assets, financial condition, liabilities or results of operations of the Companies, taken as a whole, or (2) would prevent or materially impede the performance by the Sellers or the Companies of their obligations under this Agreement or the Ancillary Agreements to which either is or will be a party or the consummation of the transactions contemplated hereby or thereby; provided, however, with respect to clause (1) only, no such changes, effects, events, circumstances or states of facts related to or resulting or arising from any of the following shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect: (a) any change or prospective change in any Law or GAAP or interpretation thereof; (b) any change in interest rates or general business or economic conditions in the industries or markets in which the Companies operate, or affecting the United States or foreign economies in general; (c) the announcement of this Agreement and/or the transactions contemplated hereby; (d) any action taken by (or at the written request of) Buyer or any of its Affiliates; (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (f) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty, or any contagious disease, pandemic or epidemic (including, for the avoidance of doubt, Covid-19); and (g) any failure of the Companies to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, however, that in the case of each of clauses (a), (b), (e) and (f) of the foregoing, any such change, effect, event, circumstance, occurrence or state of facts shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the financial condition or results of operations of the Companies relative to other companies or businesses operating in the same industry in which one or more of the Companies operate.

“Material Contract” has the meaning set forth in Section 3.13(b) (Material Contracts).

“Melissa” has the meaning set forth in the preface above.

“Melissa Trust” has the meaning set forth in the preface above.

“Metal Inventory” means, collectively, the Copper Inventory, the Aluminum Inventory and the Steel Inventory.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, and any other United States law or regulation governing money laundering or terrorist financing.

“Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nehring” has the meaning set forth in the preface above.

“Nehring Enterprise Value” means $468,506,028.

“Nehring Seller” means a new legal entity formed by the Sellers prior to the Closing to be taxed as a subchapter S corporation in connection with the Corporation Tax Restructuring for purposes of holding the Purchased Equity of Nehring.

“Net Income” has the meaning set forth in Section 2.07(b)(iii) (Earnout).

“NewCo Seller” has the meaning set forth in Section 6.06(c) (Pre-Closing and Tax Restructuring).

“Occurrence” has the meaning set forth in Section 3.26(b) (Product Liability; Product Warranty).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means the ordinary course of business of the Companies, consistent with past practice.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, trust documents or other constituent or organizational documents.

“Outside Date” has the meaning set forth in Section 9.01(e) (Termination).

“Owned Real Property” has the meaning set forth in Section 3.10(a) (Real Property).

“Partnership Companies” has the meaning set forth in Section 3.11(d) (Tax Matters).

“Partnership Tax Restructuring” has the meaning set forth in Section 6.06(c) (Pre-Closing and Tax Restructuring).

“Party” and “Parties” have the meanings set forth in the preface above.

“Pass-Through Returns” has the meaning set forth in Section 7.09(a)(i) (Tax Matters).

“Payoff Indebtedness” means any “Indebtedness” that is referenced in clauses (a) and (b) of such definition.

“Payoff Letters” means customary payoff letters from each holder of Payoff Indebtedness outstanding as of the Closing Date, in each case, in form and substance reasonably satisfactory to Buyer, which payoff letters, to the extent relating to Payoff Indebtedness that is secured or guaranteed, shall also include the release of any such guarantee and an undertaking from the holders to discharge any Liens securing the same or authorize Buyer or its Representatives to effect such discharge, as applicable.

“Peace Road” has the meaning set forth in the preface above.

“Peace Road Enterprise Value” means $8,406,294.

“Percentage Allocation” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Exhibit C under the header “Percentage Allocation of each Seller”.

“Permit” means any license, franchise, permit, privilege, immunity, registration, clearance, exemption, approval or other authorization from a Governmental Authority.

“Permitted Liens” means, collectively, (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable and for which adequate reserves have been made on the Financial Statements with respect thereto in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business or pursuant to applicable Law for sums not yet due and payable; (c) Liens identified in Schedule 1.1(b); (d) non-monetary Liens or imperfections, not including title defects, on property which are not material in amount or which do not materially detract from or materially impair the value, marketability, existing use or occupancy of the property affected by such Lien or imperfection; (e) pledges or deposits provided in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar requirements of Law; (f) Laws relating to zoning, building and other land use that affect the Owned Real Property or the Leased Real Property, including any Liens identified on current and accurate title policies or preliminary title reports or other documents or writings included in the public records, which are not violated in any material respect by the use, occupancy or operation of the Owned Real Property or the Leased Real Property in the present conduct of the business of the Company; (g) non-exclusive Intellectual Property Rights licenses granted by any of the Companies in the Ordinary Course of Business; and (h) Liens that will be released at or prior to the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and any similar term as defined under Privacy Laws.

“Post-Closing Statement” has the meaning set forth in Section 2.05(a) (Post-Closing Adjustment).

“Pre-Closing Income Taxes” means any liability for income Taxes of the Companies for taxable periods (or portions thereof) ending on or prior to the Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in Section 6.06(a) (Pre-Closing and Tax Restructuring).

“Pre-Closing Returns” has the meaning set forth in Section 7.09(a)(i) (Tax Matters).

“Pre-Closing Statement” has the meaning set forth in Section 2.04 (Pre-Closing Statement).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Prior Benefit Programs” has the meaning set forth in Section 7.05(c) (Employee Matters).

“Privacy Commitments” has the meaning set forth in Section 3.25(a) (Privacy and Data Security).

“Privacy Laws” means, to the extent applicable to the Companies, all laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws regulating the Companies’ collection, use, processing, storage, or destruction of Personal Information.

“Products” has the meaning set forth in Section 3.26(a) (Product Liability; Product warranty).

“Proposed Adjustment Amount” has the meaning set forth in Section 2.05(a) (Post-Closing Adjustment).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 7.09(g)(i) (Tax Matters).

“Purchased Equity” has the meaning set forth in the recitals.

“QSub Elections” has the meaning set forth in Section 6.06(b) (Pre-Closing and Tax Restructuring).

“R&W Binder Agreement” has the meaning set forth in Section 7.11(a) (R&W Insurance Policy).

“R&W Insurance Policy” has the meaning set forth in Section 7.11(b) (R&W Insurance Policy)

“Raymond” has the meaning set forth in the preface above.

“Real Property” has the meaning set forth in Section 3.10(b) (Real Property).

“Rebecca” has the meaning set forth in the preface above.

“Reference Balance Sheet” has the meaning set forth in Section 3.07(a) (Financial Statements).

“Reference Balance Sheet Date” has the meaning set forth in Section 3.07(a) (Financial Statements).

“Registered IP” means all United States, international and foreign: (a) Patents, (b) Copyrights, (c) Trademarks, (d) Domain Names and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded under the authority of any Governmental Authority or private registrar, including all applications for any of the foregoing.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, leaching or migration of a Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Remedial Action” means all actions taken to (a) correct any actual, alleged or threatened violation of or non-compliance with Environmental Requirement or Permit, (b) clean up, remove, remediate, contain, abate, investigate, treat, monitor, assess, evaluate or otherwise address Hazardous Materials in the indoor or outdoor environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials; or (d) perform any post-remedial operation and maintenance activities or other actions as required by Environmental Law or Governmental Authority or under any Permit.

“Remedial Measures” has the meaning set forth in Section 6.02(c) (Notices and Consents).

“Renee” has the meaning set forth in the preface above.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, general partners, members, equityholders, managers, trustees, employees, agents, advisors or other representatives, including legal counsel, accountants and financial advisors.

“Restricted Cash” means all cash (i) not freely usable by Buyer because it is being held as a certificate of deposit or serving as collateral or (ii) on deposit with landlords to secure performance under a lease or similar Contract or that constitutes a customer or similar security deposit.

“Restricted Employee” has the meaning set forth in Section 7.10(b) (Restrictive Covenants).

“Sample Working Capital” has the meaning set forth in the definition of “Working Capital.”

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Russia, Syria, Venezuela and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions or export related restricted party list, including the Specially Designated Nationals and Blocked Persons List administered by OFAC, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) so as to subject the Person to sanctions; (c) any Person acting on behalf of or at the direction of any Person described in clause (a) or (b); or (d) any Person that is organized, resident, or located in a Sanctioned Country.

“Sanctions” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the European Union, (b) the U.S. government, including regulations enforced by OFAC and the U.S. Department of State, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other relevant Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Party” means each Seller and such Seller’s Affiliates, and such Seller’s and their respective Representatives, successors and assigns.

“Seller Prepared Returns” has the meaning set forth in Section 7.09(a)(i) (Tax Matters).

“Seller Retention Bonus Agreements” has the meaning set forth in Section 2.08 (Seller Retention Bonuses).

“Seller Retention Bonuses” has the meaning set forth in Section 2.08 (Seller Retention Bonuses).

“Seller Returns” has the meaning set forth in Section 7.09(a)(i) (Tax Matters).

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Rep Fund” has the meaning set forth in Section 11.16(e) (Sellers’ Representative).

“Sellers’ Representative” has the meaning set forth in the preface above.

“Sellers’ Representative Tax Matter” means (a) amending a Tax Return of a Company for a Pre-Closing Tax Period or Straddle Period; (b) making or revoking any material Tax election that has a retroactive effect on any Tax Return filed after the Closing Date that adversely affects the Taxes or Tax Returns of a Company for a Pre-Closing Tax Period (or Straddle Period), or the Taxes of any of the owners of a Company (direct or indirect); (c) extending or waiving the applicable statute of limitations with respect to a Tax of a Company for a Pre-Closing Tax Period or Straddle Period; (d) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of a Company for a Pre-Closing Tax Period or Straddle Period; (e) entering or pursing a voluntary disclosure agreement with a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or Straddle Period); or (f) causing a Company to engage in a transaction on the Closing Date, but after the Closing, that is outside of the Ordinary Course of Business, in each case, with respect to any Pass-Through Returns of the Companies.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software, firmware, middleware, programming tools, scripts, routines, interfaces, libraries, databases, development and design tools, compilers, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

“Steel Inventory” means the product of (i) all steel inventory of the Companies consisting of raw materials, WIP and finished goods (in pounds) multiplied by (ii) the Steel Inventory Price.

“Steel Inventory Price” means, with respect to each pound of steel, the then-current market price as of the Closing Date.

“Steel Inventory Target” means the product of (i) 6,625,005 pounds multiplied by (ii) the Steel Inventory Price.

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Surveys” has the meaning set forth in Section 6.04 (Title Insurance; Survey).

“Systems” has the meaning set forth in Section 3.12(g) (Intellectual Property).

“Tax Contest” has the meaning set forth in Section 7.09(d)(ii) (Tax Matters).

“Tax Restructuring” has the meaning set forth in Section 6.06(c) (Pre-Closing and Tax Restructuring).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any taxes, charges, withholdings, imposts, duties, fees, levies or other similar assessments imposed by a Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other similar taxes, charges, fees, levies or other similar assessments imposed by a Governmental Authority), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Territory” means North America.

“Title Commitments” has the meaning set forth in Section 6.04 (Title Insurance; Survey).

“Transaction Deductions” means any deduction permitted for income Tax purposes attributable to (a) Transaction Expenses or other similar expenses paid on or prior to the Closing Date or included in the computation of the Indebtedness or Working Capital; and (b) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof) or included in the computation of the Indebtedness or Working Capital.

“Transaction Expenses” means any fees, costs and expenses incurred by or on behalf of the Sellers and the Companies to the extent not paid prior to the Closing and for which the Companies have any liability after the Closing, in each case arising from or in connection with the pursuit, negotiation and/or execution of this Agreement and/or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (including any related “auction” process), including (a) any fees, costs and expenses of brokers, finders, investment bankers, financial advisors, counsel, consultants, contractors, accountants and other advisors, professionals or service providers and (b) any fees, costs and expenses or payments of the Companies (plus the employer portion of any payroll Taxes required to be paid with respect thereto, but in each case net of all applicable Tax deductions related thereto) related to any transaction bonus, discretionary bonus, change-of-control payment, retention, severance or other compensatory payments made to any employee of the Companies as a result of, or in connection with, the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; provided, however, that, for the avoidance of doubt, Transaction Expenses (a) shall not include any premium, cost or expense incurred in connection with the R&W Insurance Policy or the D&O Tail (in each case which shall be wholly for the Buyer’s account), and (b) shall include the aggregate amount of the Seller Retention Bonuses (plus the employer portion of any payroll Taxes required to be paid with respect thereto).

“Transfer Agreement” means an Assignment and Assumption Agreement to be executed and made effective prior to the Closing in connection with the Pre-Closing Restructuring, in the form of Exhibit D attached hereto (with such other terms as the Parties may mutually agree).

“Transfer Taxes” has the meaning set forth in Section 7.09(e) (Tax Matters).

“Unified Wire” has the meaning set forth in the preface above.

“Unified Wire Enterprise Value” means $32,500,000.

“WIP” means work-in-progress inventory.

“Working Capital” means, without duplication, (a) the current assets of the Companies (excluding Cash and income Tax assets (whether current or deferred), and including all inventory of the Companies other than the Metal Inventory, the value of which shall be determined in accordance with the principles, policies, practices, procedures, classifications, judgments and methodologies set forth in Schedule 1.1(c)), minus (b) the current liabilities of the Companies (excluding Indebtedness, Transaction Expenses and income Tax liabilities (whether current or deferred) and any non-recurring or one-time items), in each case calculated in accordance with the Accounting Principles. Exhibit E attached hereto sets forth an illustrative calculation of Working Capital as of December 31, 2023, pursuant to which Working Capital shall be calculated (with no changes to the line items set forth therein) (the “Sample Working Capital”). For the avoidance of doubt, the Metal Inventory is excluded from Working Capital.

“Working Capital Target” means $27,890,000.

“Wurlitzer Dietz” has the meaning set forth in the preface above.

“Wurlitzer Dietz Enterprise Value” means $2,813,244.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Closing Consideration; Purchase and Sale of the Purchased Equity. The initial aggregate purchase price for all of the Purchased Equity shall be (a) the Enterprise Value, plus (b) the Estimated Cash, minus (c) the Estimated Indebtedness, minus (d) the Estimated Transaction Expenses, plus (e) the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target, minus (f) the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target, plus (g) the amount, if any, by which the Estimated Copper Inventory is greater than the Copper Inventory Target, minus (h) the amount, if any, by which the Estimated Copper Inventory is less than the Copper Inventory Target, plus (i) the amount, if any, by which the Estimated Aluminum Inventory is greater than the Aluminum Inventory Target, minus (j) the amount, if any, by which the Estimated Aluminum Inventory is less than the Aluminum Inventory Target, plus (k) the amount, if any, by which the Estimated Steel Inventory is greater than the Steel Inventory Target, minus (l) the amount, if any, by which the Estimated Steel Inventory is less than the Steel Inventory Target, minus (m) the Adjustment Escrow Amount and minus (n) the Sellers’ Rep Fund (collectively, clauses (a) through (n), the “Closing Consideration”); provided, however, that the portion of the Enterprise Value with respect to each of the Unified Wire Enterprise Value, the Conex Enterprise Value, the Nehring Enterprise Value, the Express Wire Enterprise Value, the Wurlitzer Dietz Enterprise Value, the Locust Enterprise Value and the Peace Road Enterprise Value, respectively, shall be paid to each Seller in accordance with such Seller’s ownership interest of the corresponding Company as set forth on Exhibit C, in each case as adjusted pursuant to the foregoing clauses (b) through (l) (a “Company-Specific Adjustment”) as each such item relates to the Purchased Equity of the respective Company (except for any such adjustment pursuant to the foregoing clauses (e) through (l), which shall adjust each of the Unified Wire Enterprise Value, the Conex Enterprise Value, the Nehring Enterprise Value, the Express Wire Enterprise Value, the Wurlitzer Dietz Enterprise Value, the Locust Enterprise Value and the Peace Road Enterprise Value, respectively, in proportion to which each bears to the Enterprise Value). On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Closing Consideration by Buyer in accordance with Section 2.02 (Payments at the Closing), Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer, assign and deliver to Buyer, such Seller’s share of the Purchased Equity free and clear of all Liens, except restrictions under applicable securities Laws.

Section 2.02 Payments at the Closing. At the Closing:

(a) Buyer shall pay the Closing Consideration to the Sellers, by wire transfer of immediately available funds to the accounts (and in the amounts) designated in writing by the Sellers’ Representative in the Pre-Closing Statement.

(b) Buyer shall pay to the Escrow Agent an amount equal to the Adjustment Escrow Amount, by wire transfer of immediately available funds, to be deposited with and held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

(c) Buyer shall, on behalf of the Companies, repay in full all of the Payoff Indebtedness, to the extent set forth in the Payoff Letters that are delivered by the Sellers’ Representative pursuant to Section 8.02(c) (Sellers’ Closing Deliverables), by wire transfer of immediately available funds to the bank account or accounts specified in such Payoff Letters.

(d) Buyer shall, on behalf of the Sellers and the Companies, as applicable, pay the Estimated Transaction Expenses, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative in the Pre-Closing Statement (or, at the Sellers’ Representative’s discretion, Buyer shall pay to any applicable Company such funds to pay such amounts and Buyer shall cause such Company to pay such amounts immediately following the Closing).

(e) Buyer shall pay to the Sellers’ Representative an amount equal to the Sellers’ Rep Fund, by wire transfer of immediately available funds, to the account designated in writing by the Sellers’ Representative in the Pre-Closing Statement.

Section 2.03 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held remotely via the exchange of executed documents and other deliverables by PDF at 8:00 a.m. Eastern Time on (a) the later of (i) the third (3rd) Business Day following the date on which each of the conditions set forth in Article VIII (Conditions) is satisfied or waived by the Party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and (ii) May 28, 2024, or (b) at such other date, time and place (including remotely via the exchange of executed documents and other deliverables by PDF) as shall be agreed upon by Buyer and the Sellers’ Representative. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 2.04 Pre-Closing Statement. At least three (3) Business Days prior to the Closing, the Sellers’ Representative shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth the Sellers’ good faith determination of the Estimated Cash, the Estimated Indebtedness, the Estimated Working Capital, the Estimated Copper Inventory, the Estimated Aluminum Inventory, the Estimated Steel Inventory, the Estimated Transaction Expenses, the resulting calculation of the Closing Consideration and the resulting allocation of Closing Consideration among the Sellers (each such foregoing calculation or amount, an “Estimated Closing Calculation” and, collectively, the “Estimated Closing Calculations”). The Estimated Closing Calculations shall be prepared on a consolidated basis in accordance with the Accounting Principles and, with respect to the Estimated Working Capital, the Sample Working

Capital. Buyer’s failure to make any comment regarding, or to dispute any amount included in, the Pre-Closing Statement shall not limit, or have any effect on, Buyer’s rights pursuant to this Section 2.04 (Pre-Closing Statement) to conduct a review of Cash, Indebtedness, Working Capital, Copper Inventory, Aluminum Inventory, Steel Inventory, Transaction Expenses and the resulting Final Adjustment Amount, if any, in accordance with and subject to the terms and conditions of this Agreement. Buyer and Sellers’ Representative shall reasonably cooperate with Buyer’s review of the Pre-Closing Statement and shall reasonably and in good faith consider any objection Buyer may have to the estimates or calculations contained therein, and any such agreed estimates and calculations shall be those used in the Pre-Closing Statement (without limiting the rights and obligations of the parties hereto); provided, however, that any such review by Buyer of the Pre-Closing Statement shall not delay the Closing.

Section 2.05 Post-Closing Adjustment.

(a) Not later than sixty (60) days after the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement (the “Post-Closing Statement”) setting forth Buyer’s good faith determination of (i) each Estimated Closing Calculation (all in reasonable detail and with supporting calculations and documentation), in each case prepared on a consolidated basis in accordance with the Accounting Principles and, with respect to the Estimated Working Capital, the Sample Working Capital, and (ii) the Proposed Adjustment Amount. The “Proposed Adjustment Amount”, which may be a positive or negative number, shall be equal to Buyer’s determination of the Closing Consideration as set forth on the Post-Closing Statement delivered pursuant to this Section 2.05(a) minus the Sellers’ Representative’s determination of Closing Consideration as set forth in the Pre-Closing Statement delivered pursuant to Section 2.04 (Pre-Closing Statement); provided, however, that any Proposed Adjustment Amount owing by the Sellers to Buyer or Buyer to Sellers shall not exceed the Adjustment Escrow Amount. Until such time as the calculation of each Estimated Closing Calculation and the Proposed Adjustment Amount are final and binding on the parties pursuant to this Section 2.05, the Sellers’ Representative and its accountants shall be permitted to discuss with Buyer and its accountants the Post-Closing Statement and shall at its sole cost an expense be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to the Sellers’ Representative entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow the Sellers’ Representative and its accountants to become informed concerning all matters reasonably relating to the preparation of the Post-Closing Statement (and the components thereof) and the accounting procedures, methodologies, tests and approaches used in connection therewith.

(b) If the Sellers’ Representative disagrees with Buyer’s determination of any Estimated Closing Calculation or the Proposed Adjustment Amount, in each case as reflected on the Post-Closing Statement, the Sellers’ Representative may, within forty-five (45) days after receipt of the Post-Closing Statement, deliver a written notice (the “Dispute Notice”) to Buyer setting forth the Sellers’ Representative’s calculation of each disputed amount (each an “Item of Dispute”). In preparing such Dispute Notice, the Sellers’ Representative shall have access to all items and personnel reasonably requested by the Sellers’ Representative related to the Post-Closing Statement. If Buyer does not receive a Dispute Notice within forty-five (45) days after receipt by the Sellers’ Representative of the Post-Closing Statement, the Post-Closing Statement shall be conclusive and binding upon each of the Parties. If Buyer receives a Dispute Notice from the Sellers’ Representative within forty-five (45) days after receipt by the Sellers’ Representative of the Post-Closing Statement, Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Post-Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the thirtieth (30th) day after delivery by the Sellers’ Representative of the Dispute Notice, Buyer and the Sellers’ Representative shall jointly retain the Accounting Firm to resolve such remaining disagreement. Buyer and the Sellers’ Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Buyer, the Sellers’ Representative, the Companies and their respective Representatives shall reasonably cooperate with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable, including the provision by Buyer and the Companies of all applicable books and records and work papers (including those of accountants) relating to the Post-Closing Statement and all other items reasonably requested by the Accounting Firm. A copy of all materials submitted to the Accounting Firm pursuant to the immediately preceding sentence will be provided by Sellers’ Representative or Buyer, as applicable, to the other party concurrently with the submission thereof to the Accounting Firm. The Accounting Firm shall consider only those items and amounts that were set forth in the Post-Closing Statement and the Dispute Notice and that remain unresolved by Buyer and the Sellers’ Representative. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Person or less than the smallest value for such item claimed by either Person (and, for the avoidance of doubt, no Person may make a claim for any amount that is more beneficial to such Person than the amount set forth in such Person’s Post-Closing Statement or Dispute Notice, as applicable). The Accounting Firm’s determination(s) shall be based upon the definitions of each Estimated Closing Calculation (as applicable) included in this Agreement (including, for the avoidance of doubt, the Accounting Principles). The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.05 and shall be conclusive and binding upon each of the Parties, and the Post-Closing Statement shall be modified to the extent necessary to reflect such determination. The determination of the Accounting Firm shall be solely based on (i) whether any Item of Dispute was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The Parties shall not engage in any ex parte communications with the Accounting Firm. The Accounting Firm shall provide a determination of the “Final Adjustment Amount”, which may be a positive or negative number and which shall be equal to the Accounting Firm’s determination of the Closing Consideration pursuant to this Section 2.05 minus the Sellers’ determination of the Closing Consideration set forth in the Pre-Closing Statement delivered pursuant to Section 2.04 (Pre-Closing Statement); provided, however, that any Final Adjustment Amount owing by the Sellers to Buyer or Buyer to the Sellers shall not exceed the Adjustment Escrow Amount. The Accounting Firm’s written determination shall be enforceable as an arbitration award in any court of competent jurisdiction under the terms of the U.S. Federal Arbitration Act or its state law equivalents; provided, however, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction, but only upon a finding that the Accounting Firm committed manifest error with respect to its determination. The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.

(c) The “Final Adjustment Amount,” which may be a positive or negative number, shall be equal to (i) the amount agreed to as the Final Adjustment Amount at any time in writing by Buyer and the Sellers’ Representative; (ii) if a Post-Closing Statement is not delivered by Buyer within the time period required by Section 2.05(a), then the Sellers’ Representative may retain the Accounting Firm (at the sole cost and expense of Buyer) to provide a review of Buyer’s and the Companies’ books and records and any work papers (including any work papers of accountants, and Buyer shall make and shall cause the Companies to make records and personnel available), review the calculations set forth in the Post-Closing Statement and make any adjustments necessary therein consistent with the provisions of this Section 2.05, the determination of the Accounting Firm being conclusive and binding on the Parties; (iii) if Buyer delivers a Post-Closing Statement within the time period required by Section 2.05(a) and a Dispute Notice is not delivered by the Sellers’ Representative to Buyer within the time period required by Section 2.05(b), the Proposed Adjustment Amount set forth in the Post-Closing Statement; or (iv) the Final Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.05; provided, however, that any Final Adjustment Amount owing by the Sellers to Buyer or Buyer to the Sellers shall not exceed the Adjustment Escrow Amount.

(d) Payments. Within three (3) Business Days after the determination of the Final Adjustment Amount, (i) if the Final Adjustment Amount is a positive number, Buyer shall pay to the Sellers to the accounts (and in the amounts) designated in writing by the Sellers’ Representative, an aggregate amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds; (ii) if the Final Adjustment Amount is a negative number, Buyer and the Sellers’ Representative shall jointly direct the Escrow Agent in writing (pursuant to the Escrow Agreement) to pay to the account designated by Buyer an amount in cash from the Adjustment Escrow Funds equal to the lesser of the Final Adjustment Amount or the Adjustment Escrow Funds or (iii) if the Final Adjustment Amount equals zero dollars ($0), no payment shall be made with respect to the Final Adjustment Amount. In the event any Adjustment Escrow Funds remain in escrow immediately following payment of the Final Adjustment Amount pursuant to the foregoing clauses (i), (ii) or (iii), within three (3) Business Days after the determination of the Final Adjustment Amount, Buyer and the Sellers’ Representative shall jointly direct the Escrow Agent in writing (pursuant to the Escrow Agreement) to pay to the Sellers, to the accounts (and in the amounts) designated in writing by the Sellers’ Representative, an aggregate amount in cash equal to all of the Adjustment Escrow Funds remaining in the escrow account.

Section 2.06 Withholding Rights. Buyer and each of the Companies, as applicable, shall be entitled to deduct or withhold Taxes on payments made by it pursuant to this Agreement as may be required by applicable Law and any such deducted or withheld Taxes remitted by Buyer or such Company to the applicable Governmental Authority shall be treated, for purposes of this Agreement, as having been paid to the Person in respect of which the deduction or withholding was made; provided, however, that if Buyer determines that any amounts are required to be withheld thereby, Buyer shall provide advance notice to the Sellers’ Representative of any anticipated withholding and cooperate with the Sellers’ Representative in good faith to reduce or mitigate such withholding.

Section 2.07 Earnout.

(a) In addition to the payments contemplated by Section 2.05 and subject to the terms and conditions set forth herein, Buyer shall be obligated to pay the additional payment described in this Section 2.07 as follows (such payment, the “Earnout Payment”):

(i) If, during the Earnout Period, the Companies achieve, in the aggregate, EBITDA that is equal to or that exceeds $160,000,000 (the “Earnout Threshold”), Buyer will pay, or cause to be paid, an amount equal to $25,000,000 to the Sellers in accordance with the terms of Section 2.07(c)(iv).

(ii) If, during the Earnout Period, the Companies achieve, in the aggregate, EBITDA that is less than the Earnout Threshold, then the Earnout Payment will be zero.

(iii) In no event shall the Earnout Payment exceed $25,000,000.

(b) For purposes of this Agreement:

(i) “Earnout Period” means the 24-month period beginning on the first day of the first whole month following the Closing Date (or the Closing Date if the Closing Date is the first day of the month).

(ii) “EBITDA” means, with respect to the Companies as calculated on a stand-alone and consolidated basis during the Earnout Period, the sum of the following:

(A) Net Income in respect of the Earnout Period;

(B) plus, the amount of any interest expense deducted in determining Net Income;

(C) plus, the amount of any Taxes (whether accrued, paid in cash or deferred) deducted in determining Net Income;

(D) plus, the amount of any depreciation deducted in determining Net Income; and

(E) plus, the amount of any amortization deducted in determining Net Income;

provided, that the following items and the impact thereof shall be fully excluded from such calculation and the determination of EBITDA: (i) gains or losses on the sale, exchange or disposition of assets (including, for the avoidance of doubt, those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets) other than in the Ordinary Course of Business; (ii) any consideration, income, gains or losses in connection with the acquisition, disposition, abandonment, transfer, closure, or discontinuation of any business, assets or Person after the Closing; (iii) purchase accounting adjustments in respect of the transaction contemplated by this Agreement, and any other costs or expenses in respect of the transaction contemplated by this Agreement (including, for the avoidance of doubt, the Transaction Expenses and any amounts that become payable pursuant to the Earnout Bonus Agreements); (iv) items of income, expenses or any profits or losses attributable to the write-up of assets; (v) the cumulative positive or negative effect of any change in accounting principles; (vi) gains, income, losses or expenses, including any out of period gains or losses, that are unusual in nature, do not relate to the normal course of the business and are not expected to recur in the foreseeable future; (vii) any non-operating revenues or expenses; (viii) any non-cash gains or losses, including reserve reversals (other than reserves established or adjusted in accordance with GAAP, except for those reversals that result in an out-of-period impact on the operating results); (ix) any unrealized or realized foreign currency gains or losses; (x) any gains, income, losses or expenses resulting from an adjustment or write-off to any goodwill or intangibles related to the transaction contemplated by this Agreement, or the payment of the Earnout Payment; (xi) any start-up costs or other non-recurring costs, and the associated benefit to earnings to the extent such benefit is primarily attributable to such costs and is measurable, related to operational improvement initiatives and investments undertaken by the Buyer or its Affiliates (including the Companies) following the Closing that are not, as of the Closing, underway or contemplated by the Companies, including any move or consolidation of the facilities of the Companies (but excluding, for the avoidance of doubt, the Companies’ current or planned upcasting initiatives, galvanizing initiatives and medium voltage initiatives); (xii) the addition of any incremental employees or independent contractors as compared to such employees or independent contractors employed or engaged by the Companies as of the Closing, other than (A) any such incremental employees or independent contractors who are reasonably required to support the growth of the business of the Companies or who are otherwise deemed necessary or appropriate to the operation of the business of the Companies by Buyer in good faith, in each case, so long as the services provided by such employees or independent contractors are primarily related to the business of the Companies, (B) hiring any employee to fill any position that is listed as open as of the Closing (as reflected in a “classifieds” type of advertisement), and (C) the replacement of any employees who have been terminated by, or have terminated employment with, the Companies (so long as such replacement employees are hired at substantially comparable rates of compensation); and (xiii) the amount of any annual or similar bonuses paid to employees (or accrued) that exceeds 48% of the Companies’ total annual payroll in respect of the applicable time period; and

provided further, that, for the avoidance of doubt (and without limiting the generality of the foregoing proviso), EBITDA shall be calculated with respect to the Companies on a non-consolidated basis that is separate and apart from the Buyer and its Affiliates (other than the Companies) such that, among other things, no general corporate overhead or parent company type of general administrative expenses or charges shall be included in such calculation (except that the pro rata or other applicable usage-based cost of any corporate sponsored employee benefits programs or insurance programs directly utilized by the Companies will be included in such calculation); and

provided further, that, for the avoidance of doubt, any sales or transfers of products from any of the Companies to any Affiliates of Buyer (other than the Companies) shall be completed and recognized at then-current arms’ length pricing for purposes of calculating Net Income.

(iii) “Net Income” means, for any period, the aggregate amount of net income of the Companies (giving effect to intercompany profit eliminations between and among the Companies), determined in accordance with the Accounting Principles.

(c) Earnout Statement and Payment:

(i) No later than 30 days after the end of the Earnout Period, Buyer will provide to Sellers’ Representative a statement setting forth in reasonable detail its calculation of EBITDA during the Earnout Period and the resulting Earnout Payment (if any) (the “Earnout Statement”). During the period following delivery of the Earnout Statement until final resolution of the calculation of EBITDA, the Sellers’ Representative shall have reasonable access to the books and records (including financial statements), facilities and employees of Buyer and the Companies and to Buyer’s accountants’ work papers during regular business hours to review the computation of EBITDA made by Buyer.

(ii) In the event of any dispute regarding the Earnout Statement, Buyer’s calculation of EBITDA and/or the resulting Earnout Payment, if any, the provisions of Section 2.05 above with respect to examination, review and resolution of disputes regarding the actual determination of the Closing Consideration and the components thereof shall apply to the examination, review and resolution of disputes regarding the actual determination of EBITDA and the resulting Earnout Payment, mutatis mutandis, it being understood and agreed that any dispute with respect to the determination of EBITDA and the resulting Earnout Payment shall be submitted to the Accounting Firm for resolution in accordance with Section 2.05.

(iii) The Earnout Statement shall become final and binding upon the earliest to occur of (i) the mutual agreement of the parties, (ii) the 30th day following Buyer’s delivery of the Earnout Statement in the event that Sellers’ Representative shall not have submitted to Buyer a written notice objecting to Buyer’s calculation of the Earnout Payment set forth in the Earnout Statement or (iii) the final determination thereof in accordance with Section 2.05.

(iv) In the event that any Earnout Payment is due, then within five (5) Business Days after the final determination of the amount of the Earnout Payment pursuant to Section 2.07(c)(iii), the Earnout Payment shall be paid as follows: (A) Buyer shall cause the applicable employing Company to pay the Earnout Bonuses to the applicable employees pursuant to the Earnout Bonus Agreements, in each case to the extent that such Earnout Bonuses become earned and payable to any or all such employees pursuant to their terms, at such time and subject to such conditions as specified in the applicable Earnout Bonus Agreements (which specify, for the avoidance of doubt, that the employer portion of any payroll Taxes required to be paid with respect thereto shall be borne by each applicable employee and shall reduce the net amount paid to such employee under such agreement), and (B) Buyer shall pay or cause to be paid to the Sellers (to the accounts (and in the amounts) designated in writing by the Sellers’ Representative), the remaining amount of such Earnout Payment (after making the payments required by the foregoing clause (A)) by wire transfer of immediately available funds. If any Earnout Bonus does not become earned and payable in accordance with the terms of the applicable Earnout Bonus Agreement, then such Earnout Bonus shall be forfeited and Buyer’s obligation with respect to such Earnout Bonus Agreement under the first sentence of this Section 2.07(c)(iv)(A) shall terminate and be of no further force or effect. For purposes of this Agreement, (x) “Earnout Bonus Agreements” means the earnout bonus agreements set forth on Schedule 2.07(c)(iv); and (y) “Earnout Bonuses” means the earnout bonuses that may become payable pursuant to the Earnout Bonus Agreements.

(v) Any such payment (other than any Earnout Bonuses) shall to the extent consistent with Law be treated by all parties for tax purposes as adjustments to the Closing Consideration herein.

(d) Until the expiration of the Earnout Period, Buyer shall, and shall cause its Affiliates not to, take any action the primary purpose or intent of which is to delay, avoid or reduce EBITDA, the Earnout Payment or otherwise frustrate this Section 2.07.

(e) In the event Buyer or any of its Affiliates (including the Companies), during the Earnout Period, in each case to an unaffiliated third party (i) sells, directly or indirectly, any outstanding equity interests of any Company, merges any Company with or into another Person or sells all or a material portion of the assets of any Company, or undertakes any similar sale transaction involving any Company, or (ii) sells, directly or indirectly, any outstanding equity interests of any portion or segment of Buyer’s and its Affiliates’ business that includes any Company or its business, merges any portion or segment of Buyer’s and its Affiliates’ business that includes any Company or its business with or into another Person or sells all or a material portion of the assets of any portion or segment of Buyer’s or its Affiliates’ business that includes any Company or its business, or undertakes any similar sale transaction involving any portion or segment of Buyer’s or its Affiliates’ business that includes any Company or its business (including, for the avoidance of doubt, an indirect change of control of any Company or an indirect sale of all or a material portion of the assets of any Company), then, and in any such case, the entire Earnout Payment shall be immediately due and payable in full without any offset, credit or reduction (except as herein provided); provided, however, that any transaction the result of which is a change of control of Buyer will not result in the entire Earnout Payment becoming immediately due and payable pursuant to this Section 2.07(e).

Section 2.08 Seller Retention Bonuses. Buyer shall cause the applicable employing Company to pay the Seller Retention Bonuses to the applicable Persons pursuant to the Seller Retention Bonus Agreements, in each case to the extent that such Seller Retention Bonuses become earned and payable to any or all such Persons pursuant to their terms, at such time and subject to such conditions as specified in the applicable Seller Retention Bonus Agreements. If any Seller Retention Bonus does not become earned and payable in accordance with the terms of the applicable Seller Retention Bonus Agreement, then such Seller Retention Bonus shall be forfeited and Buyer’s obligation under the first sentence of this Section 2.08 with respect to such Seller Retention Bonus Agreement shall terminate and be of no further force or effect, and, within five (5) Business Days after the expiration of all conditions set forth in such Seller Retention Bonus Agreement, Buyer shall, or shall cause one of its Affiliates to, pay to the Sellers an aggregate amount equal to such forfeited Seller Retention Bonus (plus any employer-side Taxes credited to Buyer in connection with this Agreement). For purposes of this Agreement, (a) “Seller Retention Bonus Agreements” means the retention bonus agreements set forth on Schedule 2.08; and (b) “Seller Retention Bonuses” means the retention bonuses that may become payable pursuant to the Seller Retention Bonus Agreements.

Section 2.09 Disagreements Among Sellers. For the avoidance of doubt, notwithstanding the final calculation of the Closing Consideration and the resulting allocation of such amount among the Sellers based on each of their Percentage Allocations set forth herein, the Buyer shall have no liability with respect to any dispute between and among the Sellers with respect to the allocation of the Closing Consideration among the Sellers based on each of their Percentage Allocations set forth herein, the allocation of any Company-Specific Adjustment to one Company versus another Company, or the resulting net proceeds to be received by each Seller pursuant to the terms of this Agreement.

Section 2.10 Aged AR and E&O Inventory.

(a) In the event that, within ninety (90) days following the Closing Date, any applicable customers or other counterparties pay to the Companies or their Affiliates any amounts of the Excess Aged AR Reserve Amount included in the calculation of Working Capital (as finally determined pursuant to Section 2.05), the Buyer shall, within five (5) Business Days following the expiration of such ninety (90) day period, pay such amounts to the Sellers in accordance with their Percentage Allocations (in immediately available cash by wire transfer pursuant to wire instructions provided by the Sellers’ Representative).

(b) In the event that, within six (6) months following the Closing Date, any finished goods inventory of the Companies that was included in the E&O Inventory Amount included in the calculation of Working Capital (as finally determined pursuant to Section 2.05) is sold or consumed internally by the Companies or their Affiliates, the aggregate amount of the E&O Inventory Amount in respect of any such inventory that is so sold or consumed shall be paid by the Buyer (which amount, for the avoidance of doubt, is net of its estimated scrap value to the extent included in the calculation of such E&O Inventory Amount), within five (5) Business Days following the expiration of such six (6) month period, to the Sellers in accordance with their Percentage Allocations (in immediately available cash by wire transfer pursuant to wire instructions provided by the Sellers’ Representative).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

As a material inducement to Buyer to enter into this Agreement, the Companies represent and warrant to Buyer, as of the date hereof, as follows:

Section 3.01 Organization. Each Company is (a) a limited liability company or corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, as applicable, as set forth on Schedule 3.01 and (b) duly qualified or licensed as a foreign entity to do business, and in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, where the failure to be so qualified or licensed would not reasonably be expect to adversely affect any Company in any material respect. Complete and correct copies of the Organizational Documents of each Company, including all amendments thereto as of the date hereof, have been made available to Buyer.

Section 3.02 Authorization of Transaction; Binding Effect.

(a) Each Company has full organizational power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Each Company has full corporate or organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform such Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Company of this Agreement and each of the Ancillary Agreements to which such Company will be party, and the performance by each Company of its obligations hereunder and thereunder, as applicable, have been duly authorized by all requisite corporate or organizational action on the part of each Company.

(b) This Agreement has been duly executed and delivered by each Company and, upon execution and delivery thereof, the Ancillary Agreements will be duly executed and delivered by each Company, as applicable. Assuming due authorization, execution and delivery thereof by each of the parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Company is or will be party, will constitute, the valid and legally binding obligation of such Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.03 Noncontravention. Except for the HSR Clearance and as set forth on Schedule 3.03, neither the execution, delivery or performance by each Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party, as applicable, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any provision of any Company’s Organizational Documents, (ii) assuming compliance by the Sellers with Section 4.02 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate or conflict with any provision of any Law, order or other restriction of any Governmental Authority to which any Company is subject or (iii) violate, conflict with, result in a breach of, constitute a default (or an event that, with due notice or lapse of time or both, would become a default) under or result in the acceleration of, or create in any party thereto the right to terminate or cancel, require any consent or notice under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, asset or right of any Company under any Material Contract, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, adversely affect any Company in any material respect and would not materially impair or materially delay the ability of any Company to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement, as applicable. Except for HSR Clearance, the execution and delivery of this Agreement by the

Companies does not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not adversely affect any Company in any material respect and would not materially impair or materially delay the ability of any Company to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement, as applicable.

Section 3.04 Capitalization. All of the issued and outstanding equity interests of each Company as of the date hereof are set forth on Exhibit C, which constitutes all of the Purchased Equity. The Sellers own the Purchased Equity free and clear of all Liens, other than restrictions on transfer that may arise under applicable securities Laws. The Purchased Equity is duly authorized, validly issued, fully paid, non-assessable, was issued in compliance with all applicable securities Laws and not in violation of the Organizational Documents of any Company or any subscription rights, purchase options, call options, rights of first refusal or other similar rights of any Person and, as of the date hereof, is held of record in the amounts and by the Sellers as set forth on Exhibit C. Except as set forth on Schedule 3.04, the Companies do not have any other equity securities authorized, issued or outstanding, and there is no Contract pursuant to which any Company has granted any warrant, right, option, convertible or exchangeable securities (including securities that upon conversion or exchange would require the issuance of any equity interests), “phantom” stock rights, stock-based performance units, right of first refusal or first offer, preemptive rights, profit interests, equity purchase plan, put, call or other contractual obligation relating to the offer, issuance, sale, purchase or redemption, exchange, conversion, voting or transfer of any equity interests or other securities convertible into or exchangeable for equity interests of such Company (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation or similar right. There are no voting trusts, stockholder agreements, proxies or other similar agreements or understandings to which any Company is bound with respect to the voting or transfer of its equity interests, and there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, the Purchased Equity.

Section 3.05 Subsidiaries. As of the date hereof, except for the Excluded Subsidiaries, no Company has any Subsidiary, nor does any Company own or have the right to acquire, directly or indirectly, any outstanding equity interests of, or other equity securities in, any other Person.

Section 3.06 Broker’s Fees. Except for the fees and expenses of William Blair & Company, L.L.C., which fees and expenses will constitute Transaction Expenses and be paid as specified herein, no Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Buyer or any of its Affiliates could become liable or obligated.

Section 3.07 Financial Statements.

(a) Schedule 3.07(a) sets forth the audited, consolidated balance sheet of certain of the Companies (as set forth therein) as of December 31, 2023 (the “Reference Balance Sheet” and, such date, the “Reference Balance Sheet Date”), December 31, 2022 and December 31, 2021, and the related audited statements of income, equity and cash flows for the fiscal years ended on such dates (the “Financial Statements”). The Financial Statements (x) present fairly in all material respects the financial position of the Companies and the results of operations of the Companies’ businesses as of the respective dates thereof and for the periods covered thereby and (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(b) Except as set forth on Schedule 3.07(b), the Companies have devised and maintain systems of internal controls over financial reporting that are reasonable for a private company of comparable size and sophistication to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Such accounting controls of the Companies are, and for the past two (2) complete fiscal years of the Companies have been, sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Financial Statements under GAAP, and (ii) all transactions are recorded as necessary to permit the accurate preparation of the Financial Statements in accordance with the accounting principles, methods and practices used in preparing the Financial Statements, applied on a consistent basis and in accordance with GAAP, and to maintain proper accountability for such items.

(c) Except as set forth on Schedule 3.07(c), no Company has any Indebtedness for borrowed money or has guaranteed any other Person’s Indebtedness for borrowed money. For each item of Indebtedness for borrowed money, Schedule 3.07(c) correctly sets forth the debtor, the principal amount of such Indebtedness, the creditor and the maturity date of such Indebtedness.

Section 3.08 Absence of Changes. Since the Reference Balance Sheet Date, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Reference Balance Sheet Date, except as set forth on Schedule 3.08, (a) the business of each Company has been conducted in the Ordinary Course of Business and (b) no Company has:

(a) entered into or amended in any material respect any Material Contract, waived any material right of any Company under any Material Contract, or terminated any Contract that would be a Material Contract if still outstanding as of the date hereof;

(b) experienced any damage, destruction, or loss to any of its assets or property involving at least $1,000,000 per occurrence and not covered by insurance;

(c) (i) increased the compensation (including bonuses) or benefits of any Company Service Provider whose annual base salary is in excess of $150,000 per year (other than annual increases in compensation or benefits in the Ordinary Course of Business consistent with past practices not in excess of 5%); (ii) established, adopted, materially amended or terminated any Employee Benefit Plan or granted, materially amended or terminated any awards thereunder, except as required to comply with applicable Law; (iii) entered into, materially amended or terminated any collective bargaining agreement, written or oral, or modified the terms of any such agreement (or entered into negotiations to do any of the foregoing); (iv) accelerated the vesting or payment of any compensation or benefits of any Company Service Provider, or funded any payments or benefits that are payable or to be provided under any Employee Benefit Plan; (v) terminated without “cause” (as determined consistent with past practice) or hired or engaged any new Company Service Provider whose annual base salary is in excess of $200,000 per year; (vi)

made or forgiven any loan to any Company Service Provider (other than advancement of expenses in the Ordinary Course of Business consistent with past practices); (vii) recognized or certified any labor union, works council, bargaining representative or any other similar organization as the bargaining representative for any Company Service Provider; or (viii) implemented or announced any employee layoffs, furloughs, reductions in force, compensation, hours or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment and Retraining Notification Act or any similar state law

(d) authorized, made any binding commitment with respect to, or made any capital expenditure (or series of related capital expenditures) involving more than $1,000,000 individually, or more than $2,000,000 in the aggregate;

(e) (i) made any loans, advances or capital contributions to, or investments in, any other Person (other than to any other Company or to employees in the Ordinary Course of Business); (ii) incurred any indebtedness for borrowed money or issued any debt or similar securities; (iii) created or incurred any Liens (other than Permitted Liens) on any of its assets having a value in excess of $1,000,000; or (iv) assumed, guaranteed, endorsed or otherwise became liable or responsible for the indebtedness or other obligations of another Person, in the case of sub-clauses (i), (ii) and (iii) only, other than as permitted by any Contract for indebtedness in effect on the date hereof; provided, that any such indebtedness or Lien be satisfied in full at or prior to the Closing;

(f) made any material change in any method of accounting or accounting practice or policy of the Companies, other than such changes required by GAAP, applicable Law or pursuant to any requirements of the Financial Accounting Standards Board;

(g) issued, pledged, disposed of, granted, transferred, encumbered or sold any equity interests of such Company or granted any options, warrants, convertible securities or other rights of any kind to acquire, purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests, or reclassified, split, combined, subdivided, redeemed or otherwise purchased or acquired any such equity interests;

(h) declared, set aside, made or paid any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any of its equity interests;

(i) amended its Organizational Documents;

(j) adopted a plan of, or undergone, a complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, reorganization or recapitalization of such Company;

(k) entered into any new line of business that is materially different than its current business or discontinued any material line of business or any material business operations;

(l) purchased, leased, subleased, licensed, sublicensed or otherwise acquired any interest in real property other than the Leased Real Property and the Owned Real Property;

(m) written down the value of any material amount of inventory or written off as uncollectible any material amount of its accounts receivable, in either case, not reflected in the Reference Balance Sheet;

(n) disclosed any Trade Secrets other than pursuant to a valid and binding confidentiality agreement;

(o) sold, assigned, abandoned, granted, pledged, encumbered, invalidated, permitted to be dedicated to the public domain, surrendered, exclusively licensed or otherwise disposed of any material Company IP;

(p) transferred any material assets (tangible or intangible) to any Seller or any of such Seller’s Affiliates (other than the Companies);

(q) (i) acquired, merged, consolidated or purchased any corporation, partnership, limited liability company, other business organization or division thereof or all or a material portion of the assets of any Person, whether in one or a series of related transactions, with a value or purchase price in excess of $1,000,000 in the aggregate or (ii) sold, leased or otherwise transferred or disposed of any assets (tangible or intangible), properties or rights thereof, whether in one or a series of related transactions, that are material, either individually or in the aggregate, to the business of the Companies or with a value or purchase price in excess of $1,000,000 in the aggregate (other than (A) in the case of the purchase or sale of assets, consistent with the Ordinary Course of Business or (B) the disposition of obsolete assets or other assets not used in the business of the Companies during the eighteen (18) months preceding the date hereof);

(r) made any material Tax election inconsistent with past practice, changed any material Tax election, changed any annual Tax accounting period, adopted or changed any material Tax accounting method, filed any material amended Tax Return, entered into any material closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a material refund of Taxes, consented to any extensions, waivers of the limitation period applicable to any Tax claim or assessment, sought or requested an extension of time to file any Tax Return (other than automatic or ordinary course extensions), failed to pay any material Taxes or timely file any material Tax Return;

(s) settled, paid, discharged or compromised any Action for an amount in excess of $1,000,000 in the aggregate or on a basis that would result in the imposition of any order, judgment or decree by any Governmental Authority that would materially restrict the future activity or conduct of such Company, or which would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement by the Outside Date; or

(t) agreed to take any of the actions described in Section 3.08(a)-(s).

Section 3.09 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.09(a), since January 1, 2021, (i) each Company has complied and is in compliance, in each case in all material respects, with all Laws and orders applicable to it, and (ii) no Company has received any written notice from any Governmental Authority indicating that it is or may be in material violation of any Laws or orders applicable to such Company.

(b) Except as set forth on Schedule 3.09(b), each Company owns, holds or possesses all Permits which are necessary (including under Environmental Requirements) to own, lease and operate its properties and to conduct its business in all material respects as currently conducted, and all such Permits are valid, subsisting and in full force and effect. No Company has since January 1, 2021 been in material violation of any Permit and no event has occurred which would reasonably be expected to constitute a violation of any material term, condition or provision of any Permit or result in the early termination of any such Permit.

Section 3.10 Real Property.

(a) Schedule 3.10(a) sets forth a true, complete and correct list of each parcel of real property that is owned by any Company and any Subsidiary (collectively, the “Owned Real Property”) and the address of each such Owned Real Property. The Owned Real Property constitutes all of the real property owned by the Companies and its Subsidiaries. With respect to each Owned Real Property, to the extent in the Companies’ possession or control, the Companies have provided Buyer true, complete and correct copies of all deeds and other instruments by which the applicable Company acquired such Owned Real Property, and copies of any title insurance policies (together with copies of any documents of record listed as exceptions on such policies), surveys, third-party environmental reports, zoning reports, property condition reports or other similar reports. A Company has good, marketable and valid fee simple title to each parcel of the Owned Real Property, free and clear of all Liens except for Permitted Liens. No Company has an option to acquire any other real property. Other than the rights of the Buyer pursuant to this Agreement, no Company has granted any outstanding options, rights of first offer or first negotiation, rights of first refusal or any other contractual right to purchase, acquire, sell or dispose of any Owned Real Property or any portion thereof or interest therein (or any other real property), in favor of any other party (and the applicable Company has exclusive possession of the applicable Owned Real Property and, except for any Leased Real Property, there are no leases, subleases, licenses, assignments, occupancy agreements or other Contracts entered into by the applicable Company granting to any Person the right of use or occupancy of any Owned Real Property to the exclusion of the Company). No Company has received any written notice of any appropriation, condemnation or eminent domain proceeding and the Company has not received written notice of any violation of any zoning, subdivision, platting, building, fire, insurance, safety, health, environmental or set back requirements or other applicable laws related to the Owned Real Property which could adversely affect the use, value or operation of such Owned Real Property that has not been corrected, and no such proceeding is pending or, to the Knowledge of the Companies, has been threatened in writing. With respect to each Owned Real Property, (i) to the Knowledge of the Companies, there is no existing breach or default by any party under any easements or restrictive covenants affecting the Owned Real Property which breach or default has not yet been cured, (ii) no Company has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (iii) to the Knowledge of the Companies, there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property. To the Knowledge of the Companies, each parcel of Owned Real Property has access to all required utilities, and the existing utilities supplied to the Owned Real Property are sufficient for the ordinary course of business. To the Knowledge of the Companies, the Companies have received all required approvals of Governmental Authorities (including permits and certificates of occupancy or other such certificates permitting lawful occupancy and use of the Owned Real Property) required in connection with the Companies’ use of the Owned Real Property. To the Knowledge of the Companies, each parcel of Owned Real Property has access to public roads. The Companies have not entered into any management agreements, services agreements, or other similar agreements with any Person other than the Companies currently in effect with respect to the Owned Real Property. Other than as set forth in the definition of Indebtedness, there is no loan or other financing arrangement currently outstanding that is secured by any of the Owned Real Property. All brokerage commissions and other compensation and fees due and payable by the Companies with respect to the Owned Real Property have been paid in full. To the Knowledge of the Companies, there is no special assessment against any portion of the Owned Real Property which could adversely affect the use of such Owned Real Property. As of the Closing, there shall be no unresolved collateral assignments of beneficial interests associated with the Owned Real Property owned by Locust.

(b) Schedule 3.10(b) sets forth (i) a true, complete and correct list of each parcel of real property that is leased by any Company (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), and (ii) a true, complete and correct list of all leases, subleases, licenses and other Contracts for the use and occupancy by any Company of the Leased Real Property (collectively, the “Lease Agreements”). The Companies have made available to Buyer a true, complete and correct copy of each Lease Agreement (and all amendments, modifications, supplements, exhibits, schedules, extensions, renewals, guaranties and other agreements with respect thereto) in their possession or control. The list of Leased Real Property set forth on Schedule 3.10(b) comprises all real property leased, subleased, licensed, used or otherwise occupied by the Companies in the conduct of the business. Each Lease Agreement is a valid and binding obligation of the applicable Company and, except as set forth in Schedule 3.10(b), is in full force and effect, is enforceable against the applicable Company and, to the Knowledge of the Companies, against the other parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). The applicable Company holds a valid, enforceable and existing leasehold interest under each of the Lease Agreements. No Company has received written notice of any breach or default under any of the Lease Agreements. No Person, other than the applicable Company, has any option or right to terminate any Lease Agreement other than as expressly set forth in such Lease Agreement. No option has been exercised under any Lease Agreement, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Lease Agreement. Except as may be shown on Schedule 3.10(b), no Company has subleased, assigned or transferred any interest in any Leased Real Property or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease Agreement. No Leased Real Property is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent. All brokerage commissions and other compensation and fees due and payable by the Companies with respect to the Leased Real Property have been paid in full. There are no Liens on the leasehold estate or interest created by, under, or through any Lease Agreement, other than Permitted Liens. Each Leased Real Property has access to public roads and to all utilities used in the operation in the ordinary course of business. No Company has received written notice (i) of any action for revocation of any certificate of occupancy relating to any Leased Real Property, or (ii) of any public improvements or other measures that would result in material special assessments against or otherwise materially affect any Leased Real Property. There is no current pending or, to the Knowledge of the Companies, threatened condemnation, expropriation or other governmental taking of any interest in any Leased Real Property.

(c) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are structurally sound, in good condition and repair, ordinary wear and tear excepted, and are suitable for the operation of the business. To the Knowledge of the Companies, the Improvements have not suffered any material casualty or other damage that has not been repaired. There is no patent structural, mechanical or other significant defect or deficiency, or to the Knowledge of the Companies, no latent defect or deficiency, ordinary wear and tear excepted, in the improvements located on the Real Property. To the Knowledge of the Companies, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, adversely affect any Company, or the use by any Company of the Real Property, in any material respect. There is no ongoing construction work being performed by any Company, or the counterparty to any Lease Agreement, at any Owned Real Property or Leased Real Property.

(d) Peace Road has never owned, and does not currently own, nor has any other interest in, any real property other than that certain property located at 1075-1085 Peace Road, DeKalb, Illinois 60115.

Section 3.11 Tax Matters.

(a) The Companies have properly filed with the appropriate Governmental Authorities all income and other material Tax Returns which are required to be filed by them, and have paid all Taxes shown thereon as due and payable. The Companies are not currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions of time within which to file any Tax Return obtained in the Ordinary Course of Business). There are no Liens for any Taxes (other than Permitted Liens) on any of the properties or assets of the Companies.

(b) Except to the extent that a failure to do so would not individually or in the aggregate be material, all Taxes that the Companies were required to withhold or collect have been withheld or collected and have been paid over in the appropriate amounts to the proper Governmental Authorities.

(c) Since January 1, 2021, the Companies have not received any written notice of reassessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any income or other material Tax Returns, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any material Tax Returns of the Companies.

(d) Each of Nehring and Express Wire has duly elected to be treated as an S corporation pursuant to Code Section 1362(a). This election was initially effective as of the applicable Company’s date of incorporation, and no election has been made (or is pending) to change such treatment. There have been no events, transactions or activities of either Nehring or Express Wire, or any of the Sellers, which would cause, or would have caused, the status of the applicable Company as S-corporations to be subject to termination or revocation (whether purposefully or inadvertently). Each of Unified Wire, Conex, Wurlitzer Dietz, Peace Road and Locust (collectively, the “Partnership Companies”) is treated as a partnership for U.S. federal income Tax purposes, and no election has been made (or is pending) to change such treatment; provided that if the Partnership Tax Restructuring is undertaken, at the Closing each of the Partnership Companies will be treated as a disregarded entity for U.S. federal income Tax purposes and no election will be made to change such treatment.

(e) Neither Nehring nor Express Wire has potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.

(f) No claim has been made in the past five (5) years by any Tax authority in a jurisdiction where the Companies have not filed a Tax Return that a Company is or may be subject to Tax by such jurisdiction. The Companies do not conduct a trade or business, have a permanent establishment (within the meaning of an applicable Tax treaty), operate or conduct business through any branch or are otherwise subject to Tax in any country other than the United States.

(g) There is no proceeding pending against or with respect to the Companies in respect of any Tax or assessment, nor, is any proceeding for additional Tax or assessment asserted or to the Knowledge of the Companies threatened by any Tax authority. No deficiency or adjustment is currently proposed, asserted, assessed or the Knowledge of the Companies threatened against or with respect to the Companies.

(h) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Companies, and no ruling with respect to Taxes has been requested by or on behalf of the Companies.

(i) The Companies have not distributed the stock of another Person, or had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Companies have (i) not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other consolidated, combined or unitary Tax Return under any provision of state, local or foreign Law and (ii) no liability for the Taxes of any Person other than the Companies under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(k) The Companies have not participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof or any other transaction requiring disclosure under any similar provision of state, local or foreign Law.

(l) The Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) material prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(m) No Company is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise or any other agreement with any Tax authority.

(n) The Companies have not applied for, or received, any relief from Taxes or other Tax benefit under any COVID-19 Law, including claiming any Tax credit or electing to defer the payment of any Tax pursuant to a COVID-19 Law.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) identifies a true, accurate and complete list of all Registered IP that is owned or used by any of the Companies (“Company Registered IP”) and material unregistered Company Owned IP as of the date hereof, in each case enumerating the jurisdiction in which such Registered IP has been registered or filed, and the applicable registration or serial number. Each item of Company Registered IP that is registered is in full force and effect; valid, subsisting and enforceable; and has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities.

(b) Schedule 3.12(b) identifies a true, accurate and complete list of (i) all license agreements pursuant to which Company IP or Intellectual Property Rights used in the business of the Companies are licensed to the Companies (other than any license agreements for generally and commercially available off-the-shelf software), (ii) all license agreements pursuant to which the Companies have licensed to any third party any Company IP or Intellectual Property Rights (other than licenses to customers, distributors, or resellers, in the Ordinary Course of Business) and (iii) any covenant not to sue or assert with respect to Intellectual Property Rights granted by or to any of the Companies (including any trademark co-existence agreement or settlement agreement) (collectively, “IP Licenses”).

(c) Except as set forth on Schedule 3.12(c), the Companies solely and exclusively own all right, title and interest in and to the Company Owned IP, and each of the Companies has valid and legal rights to use all other Company IP, free and clear of any Lien other than Permitted Liens. The Company Owned IP, together with the Company IP, constitutes all of the Intellectual Property necessary for the operation of the respective businesses of each of the Companies.

(d) Except as set forth on Schedule 3.12(d), (i) the operation of the business of the Companies as presently conducted, and the products and services of the Companies, are not infringing, misappropriating or otherwise violating, and in the last six (6) years, have not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party and (ii) to the Knowledge of the Companies, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned by the Companies.

(e) No Action is pending against the Companies or, to the Knowledge of the Companies, threatened in writing against the Companies, alleging that the operation of the business of the Companies, or any product or service of a Company, is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party, or that challenges the ownership, use validity or enforceability of any Company Owned IP. The Companies have each taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the Company IP and used by the Companies in its business as currently conducted. To the Knowledge of the Companies, there has been no unauthorized use or disclosure of or access to any Trade Secrets other than pursuant to written confidentiality agreements or to recipients who are bound by professional or fiduciary obligations of non-disclosure.

(f) Neither Sellers nor any present or former officer, director, employee, agent, contractor or consultant of the Companies (i) hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned IP or (ii) have asserted any right, license, claim or interest whatsoever in or with respect to any Company Owned IP.

(g) The computer systems, network and communication equipment, Software, servers, appliances, storage devices and other technology used in the operations of the businesses of each of the Companies (collectively, “Systems”) are sufficient for the current needs of the Companies and are in good working order in compliance with their specifications and written documentation. In the last six (6) years, there has been no breach of any Systems, or any failure or other substandard performance of any Systems which has caused any material disruption to the business of any Company. The Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information and have implemented reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Systems do not currently contain any Malicious Code.

(h) Neither the execution or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) the loss or impairment of Buyer’s right to own or use any of the Company IP; (ii) the obligations to pay any additional consideration for the right to own or use any of the Company IP in excess of those due and payable prior to Closing Date; (iii) the grant, license or assignment to any third party of any right, title, or interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien (other than a Permitted Lien) on any Company IP; or (iv) Buyer or its Affiliates being bound by or subject to any non-compete, licensing obligation, covenant not to sue or other restriction on or modification of the current or contemplated operation or scope of its business, which that third party was not bound by or subject to prior to the Closing Date.

Section 3.13 Material Contracts.

(a) Schedule 3.13(a) sets forth a true and complete list as of the date of this Agreement of each of the following Contracts (other than purchase orders and sale orders that, in each case, (1) contain terms that are, in all material respects, in accordance with the form purchase orders and sale orders set forth on Schedule 3.13(a) and (2) are entered into in the Ordinary Course of Business) to which any Company is a party or is otherwise bound:

(i) any partnership, joint venture, strategic alliance, limited liability company or other similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person or involving the sharing of equity interests;

(ii) any Contract that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or in connection with any of the transactions contemplated by this Agreement;

(iii) any Contract with any Company Service Provider that (A) provides for annual fees or payments of base salary by the Companies in excess of $150,000 per annum, unless terminable upon thirty (30) days’ prior notice or less without further liability or obligation to any Company (including any severance obligations) or (B) provides for retention bonus, accelerated vesting, change in control or other similar payments or benefits;

(iv) any collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union, collective bargaining agent or industrial organization;

(v) any Contract which (A) limits or restricts, or purports to limit or restrict, the ability of any Company to enter into, compete or engage freely in any market or line of business in any geographic area or with any Person or during any period of time, (B) directly or indirectly limits any Company’s ability to solicit any customer or that grants a right of first refusal, first offer, first opportunity or similar right to any Person, (C) establishes an exclusive sale or purchase obligation with respect to any product or service or any geographic location or during any period of time, (D) includes a “most favored nation” or comparable right in favor of any Person;

(vi) any Contract that involves any take-or-pay requirements or material volume incentives or other material purchase incentives;

(vii) except pursuant to any Employee Benefit Plan or any collective bargaining agreement or other labor contract in the Ordinary Course of Business, any Contract under which any Company has any obligation to lend or contribute funds to, or make investments in, any Person;

(viii) any lease or similar Contract under which (A) any Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Company, in each case, which provides for future payments by or to any Company in excess of $1,000,000 per annum;

(ix) any Contract under which any Company has incurred or guaranteed any of the following: (A) indebtedness for borrowed money or purchase money indebtedness, (B) indebtedness evidenced by any note, bond, debenture or other debt security or other similar instruments, (C) obligations relating to or arising under interest rate or other hedging Contracts, (D) leases treated as capital or financing leases in accordance with the Accounting Principles or (E) obligations under letters of credit, performance bonds or similar obligations (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business), in each case, other than any such Contract that governs any Indebtedness other than for an amount less than $1,000,000;

(x) any Contract relating to the abatement or reduction of property Taxes of any Company and any Contract underlying or implementing such Contract;

(xi) any Contract pursuant to which any Lien, other than a Permitted Lien, is placed or imposed on any material asset of any Company;

(xii) any Contract relating to (A) the disposition or acquisition of equity interests or debt securities of any Person or (B) any acquisition or disposition by any Company of substantially all or a material portion of the assets of any Person or any merger, consolidation or similar business combination transaction pursuant to which such Company has an outstanding obligation to pay any purchase price;

(xiii) any Contract for the purchase of services, supplies, raw materials, components or equipment, or for any other capital expenditures, which involved payment by any Company of more than $1,000,000 in the fiscal year ending December 31, 2023;

(xiv) any Contract for the sale of any services or products which involved payment to any Company of more than $1,000,000 in the fiscal year ending December 31, 2023.

(xv) any Contracts that provide (or are reasonably likely to provide) for payment or receipt by any Company of (A) more than $1,000,000 per year or (B) more than $5,000,000 in the aggregate during the term thereof, including any such Contracts with customers or suppliers;

(xvi) any Contracts to which a Governmental Authority is a counterparty;

(xvii) any Contracts for the cleanup, abatement or remediation of any existing environmental condition constituting a violation of Environmental Requirements and providing for payments by any Company in excess of $1,000,000 in the aggregate during the term thereof;

(xviii) any Contract related to the ownership interests in the Owned Real Property or the leasehold interests in the Leased Real Property (including the Lease Agreements);

(xix) IP Licenses;

(xx) any Contract between any Company, on the one hand, and any Seller or any of such Seller’s Affiliates (other than the Companies), on the other hand; or

(xxi) any Contract involving the settlement or compromise of any Action relating to any Company with a value in excess of $1,000,000 in the aggregate that has not been fully performed or otherwise has material continuing obligations (financial or otherwise but excluding, for the avoidance of doubt, customary covenants relating to confidentiality or other such obligations) following the date of this Agreement.

(b) Each applicable Company has made available to Buyer a true and correct copy of each Contract listed on Schedule 3.13(a) (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b), the Companies have each performed all obligations required to be performed by them as of the date hereof under the Material Contracts to which they are party and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or any such breach or default that would not adversely affect any Company in any material respect. Each of the Material Contracts is a valid and legally binding obligation of the applicable Company and enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). No Material Contract has been canceled or otherwise terminated and no Company has received written notice from any Person regarding any such cancellation or termination.

Section 3.14 Insurance.

(a) Schedule 3.14 lists each insurance policy (each an “Insurance Policy”) maintained by or for the benefit of the Companies or the Companies’ business with respect to the properties, assets, products, business, operations and employees of the Companies, together with the following details for each Insurance Policy: (i) the name of the insurer; (ii) the risk against which the Insurance Policy insures; (iii) the amount of aggregate coverage and the amount of any deductible; and (iv) (A) a loss run covering the past year with respect to such Insurance Policy and (B) a summary of any self-insurance arrangement by or affecting any Company, including an approximation as of the date hereof of any reserves established thereunder. The Companies have furnished a true, complete and accurate copy of all Insurance Policies to Buyer. The Insurance Policies maintained by the Companies are adequate in all material respects in accordance with industry standards.

(b) All Insurance Policies are in full force and effect and no Company is in default in any respect regarding its obligations under any of the Insurance Policies, except for failures to be in full force and effect with all premiums with respect thereto having been paid and defaults which would not be expected to adversely affect any Company, or any Company’s coverage under the Insurance Policies, in any material respect and no Company has received any written notice of pending or threatened termination of any Insurance Policy. There are no material claims related to the Companies’ business pending or threatened under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There are no material claims, accidents, exposures, occurrences or disputes relating to any Company’s business covered by any Insurance Policy that such Company or its Affiliates have failed to tender for coverage under such Insurance Policy. The Companies and their respective assets are insured in amounts no less than as required by applicable Law.

Section 3.15 Litigation. Except as set forth on Schedule 3.15, as of the date hereof, (a) there is no material Action pending or, to the Knowledge of the Companies, threatened against or involving any Company and (b) there is no Action pending or, to the Knowledge of the Companies, threatened against or involving any Seller, any Company or any of their Affiliates that questions the legality of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No Company or any of its Affiliates is subject to any outstanding order, judgment or decree of any Governmental Authority.

Section 3.16 Anti-Corruption; Sanctions; Trade Compliance.

(a) During the past five (5) years, neither the Companies nor any of the Companies’ directors, officers, employees, or agents (acting on behalf of the Companies), nor, to the Knowledge of the Companies, any other Person acting on behalf of the Companies, has: (i) violated, been charged with or convicted of violating, or received any written notice, request, or citation, or been made aware in writing of any allegation, investigation, inquiry, action, charge, or proceeding with regard to a potential violation of, any provision of the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery) (the “Anti-Corruption Laws”); (ii) directly or indirectly offered, paid, promised, or authorized, any money, gift, or other thing of value, (A) corruptly, to any foreign official (as such term is defined in the FCPA), or to any Person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA) or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function; or (iii) engaged in any scheme to defraud, including a scheme to deprive another of money, property or honest services. The Company has in place internal controls sufficient to provide reasonable assurances that it is in compliance in all material respects with all applicable Anti-Corruption Laws.

(b) During the past five (5) years, neither the Companies nor any of the Companies’ directors, officers, employees, or agents (acting on behalf of the Companies), nor, to the Knowledge of the Companies, any independent contractor or other Person acting on behalf of the Companies (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the

Money Laundering Laws, Ex-Im Laws, or Sanctions (ii) is under any pending investigation by any Governmental Authority for possible violation of the Money Laundering Laws Ex-Im Laws, or Sanctions; (iii) has been assessed civil penalties under any Money Laundering Laws, Ex-Im Laws or Sanctions or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Money Laundering Laws, Ex-Im Laws, or Sanctions.

(c) During the past five (5) years, each Company has complied in all material respects and is in compliance with all applicable Ex-Im Laws and Sanctions. During the past five (5) years, no Company, nor, any director, officer or employee acting on behalf of the Companies, nor, to the Knowledge of the Companies, independent contractor, agent or other Person acting on their behalf (i) has been a Person with whom transactions are prohibited or limited under any Sanctions, including those administered by OFAC; (ii) has directly or indirectly transacted business with or transferred any payments or proceeds to or for the benefit of a Sanctioned Person on behalf or for the benefit of the Companies; (iii) is organized, resident, or located in a Sanctioned Country; (iv) has engaged in any dealings or transactions in any Sanctioned Country on behalf or for the benefit of the Companies; or (v) has engaged in any other conduct constituting a violation of Sanctions, anti-boycott Laws, or Ex-Im Laws. Each Company has implemented and maintained policies and procedures designed to ensure compliance with Sanctions.

Section 3.17 Banks; Power of Attorney. Schedule 3.17 sets forth a list of the names and locations of all banks in which the Companies hold accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto, in each case, as of the date of this Agreement. No person holds a power of attorney to act on behalf of any Company.

Section 3.18 Accounts Receivable; Accounts Payable.

(a) All accounts receivable reflected on the Financial Statements represent bona fide and valid obligations arising from sales actually made or services actually performed, have been appropriately and adequately reserved for in accordance with GAAP and are reasonably expected to be collectible in the Ordinary Course of Business (except to the extent deemed uncollectible and reserved against in the Financial Statements). There is no material contest, claim or right of set-off under any Material Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.

(b) All accounts payable and notes payable by any Company to any third party reflected on the Financial Statements have arisen in bona fide arm’s-length transactions.

Section 3.19 Labor Matters.

(a) Schedule 3.19(a) contains a true and accurate list of each Company Service Provider as of February 2024, together with such individual’s title or position, employing entity, whether such individual is covered by a collective bargaining agreement, work location, full-time or part-time status, accrued vacation, date(s) of hire, and current rate of hourly wage or annual base salary. Except as set forth in Schedule 3.19(a), all employees of each Company are United States citizens or otherwise have the lawful right to work in the United States, and each Company has on file a valid and complete Form I-9 for all such individuals.

(b) Except as set forth on Schedule 3.19(b)(i), no Company is party to any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization applicable to any Company Service Provider and, to the Knowledge of the Companies, there are no activities or proceedings of any labor union, works council or similar employee or labor organization to organize any such Company Service Providers. Each Company has complied with all of its obligations under each collective bargaining agreement and each other agreement with a labor union, works council or similar employee or labor organization set forth on Schedule 3.19(b). Except as set forth in Schedule 3.19(b)(ii), (A) there are no labor strikes, work stoppages or lockouts, material slowdowns, material disputes, or other collective labor action by or with respect to any Company Service Providers pending or, to the Knowledge of the Companies, threatened, against any Company; (B) to the Knowledge of the Companies, there are no union organizational campaigns is in progress with respect to the Company Service Providers; (C) no Company is a party to nor, to the Knowledge of the Companies, has any Company been threatened with, any material dispute with any of its employees or any material dispute or controversy with a union or with respect to unionization or collective bargaining involving the Company Service Providers; and (D) there is no unfair labor or employment practice charge or complaint pending before any applicable Governmental Authority relating to the Companies or any Company Service Provider.

(c) None of the Companies are delinquent in payment to any Company Service Provider for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment or engagement.

(d) The Companies are, and have been since January 1, 2021, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. The Companies are in compliance in all material respects with all Laws that could require overtime to be paid to any Company Service Provider, and no Person since January 1, 2021 has brought or, to the Knowledge of the Companies, threatened to bring a claim against any Company for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Companies, no current Company Service Provider, or group of Company Service Providers, intends to terminate his, her or their employment or engagement with the Companies.

(f) Any Company Service Provider who is not treated as an employee by the Companies is not an employee under applicable Laws or for any other purpose, including for Tax withholding purposes or Employee Benefit Plan purposes, and none of the Companies has any liability by reason of any Company Service Provider, in any capacity, being improperly excluded from participating in any Employee Benefit Plan. Each employee of the Companies is properly classified by the Companies as “exempt” or “non-exempt” under applicable Law.

(g) Since January 1, 2021, (i) no allegations of workplace harassment or illegal retaliation or discrimination have been made known to the Companies, initiated, filed or, to the Knowledge of the Companies, threatened against the Companies or any Company Service Provider, (ii) to the Knowledge of the Companies, no incidents of any such workplace harassment or illegal retaliation or discrimination have occurred, and (iii) none of the Companies has entered into any settlement agreement related to allegations of harassment or illegal retaliation or discrimination by any Company Service Provider.

Section 3.20 Employee Benefits.

(a) Schedule 3.20 contains a list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has made available to Buyer or its counsel true and accurate copies, to the extent applicable, of: (i) each plan document of such Employee Benefit Plan and all amendments thereto, and a written description of any material unwritten Employee Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by any of the Companies from the IRS regarding the tax-qualified status of such Employee Benefit Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority since January 1, 2021.

(b) With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, such Employee Benefit Plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Companies can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Companies, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to result in the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(c) No Employee Benefit Plan is, and none of the Companies or any ERISA Affiliate of the Companies has in the past six (6) years sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company nor any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and to the Knowledge of the Companies, no events have occurred and no circumstances exist that could reasonably be expected to result in any withdrawal liability to any of the Companies.

(d) None of the Employee Benefit Plans provide, and no Company has any current obligation to provide, medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. Except as set forth on Schedule 3.20(d), none of the Companies has incurred (whether or not assessed), or to the Knowledge of the Companies, is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Company Service Provider. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code.

(h) No Employee Benefit Plan covers any Company Service Providers residing or working outside of the United States.

Section 3.21 Environmental Matters.

(a) Except as set forth on Schedule 3.21:

(i) each Company is, and since January 1, 2021 has been, in compliance in all material respects with all Environmental Requirements;

(ii) each of the Companies owns, holds or possesses all Permits which are required under Environmental Requirements to conduct its business in all material respects as conducted immediately prior to the date hereof, and all such Permits are valid, subsisting and in full force and effect;

(iii) to the Knowledge of the Companies, there are currently no investigations of the respective businesses of any Company, the Owned Real Property or any Leased Real Property, pending or threatened that would reasonably be expected to result in any Company incurring any material liability or obligation to conduct any material Remedial Action under Environmental Requirements nor is any Company subject to any written settlement agreement or order alleging or addressing a material violation of or material liability under any Environmental Requirement other than such agreements and orders that have been satisfied;

(iv) there are no pending or, to the Knowledge of the Companies, threatened material Environmental Claims against any of the Companies, and no Company has received any written notice from any Governmental Authority or other Person that alleges that any Company is in violation of, or has potential liability under, any Environmental Requirements, which would reasonably be expected to result in material liability to the Companies;

(v) except in each case in compliance in all material respects with all applicable Environmental Requirements, Hazardous Materials are not, and have not been, present in, or on (A) any Owned Real Property (and Hazardous Materials have not been Released at any Owned Real Property), (B) to the Knowledge of the Companies, any Leased Real Property (and the Companies have not caused a Release of any Hazardous Materials at any Leased Real Property), or (C) to the Knowledge of the Companies, any other location which the Companies used for the treatment, storage, disposal or Release of Hazardous Materials generated by the Companies, in each case in quantities or under circumstances that may reasonably be expected to result in material liability to the Companies; and

(vi) there are no underground storage tanks located at, on, in or under the Owned Real Property or, to the Knowledge of the Companies, the Leased Real Property. To the Knowledge of the Companies, there is no asbestos contained in any building, building component, or structure at the Owned Real Property or the Leased Real Property. None of the Companies uses or stores polychlorinated biphenyls (PCBs) in their operations, and to the Knowledge of the Companies, no PCBs are contained in or form part of any building, building component, item, or structure at the Owned Real Property or the Leased Real Property. To the Knowledge of the Companies, there are no per- and polyfluoroalkyl substances at, on, in or under the Owned Real Property or the Leased Real Property.

(b) None of the Companies has expressly assumed or retained as a result of any Contract any material liability or obligation under any Environmental Requirement or regarding any Release of Hazardous Materials or threatened Release of Hazardous Materials.

(c) Each Company has made available to Buyer copies of all material (i) environmental reports, environmental, health and safety compliance audits and (ii) notices of violation, written complaints or written claims received since January 1, 2021 and relating to the compliance with or material liability under Environmental Requirements and Permits of the Companies, the Owned Real Property, the Leased Real Property, and properties formerly owned, leased, or operated by each Company, in each case which are in their possession or under their reasonable control.

(d) No Company is required by any Environmental Requirements, as a result of the transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Materials, (ii) to perform any investigation or cleanup concerning Hazardous Materials, or (iii) except for any routine notice required to be made by the Companies pursuant to any environmental Permit, to give notice to or receive written approval from any Governmental Authority pursuant to any Environmental Requirements or Permits.

Section 3.22 Affiliate Transactions. Schedule 3.22 sets forth a list of any Contracts (other than an employment or similar Contract) or transactions currently in effect by and between any Company, on the one hand, and (a) any Seller, (b) any Affiliate of any Seller (other than the Companies) or of any Company, (c) to the Knowledge of the Companies, any officer, director, manager or employee of any of the Companies, or (d) to the Knowledge of the Companies, any immediate family members of any Person described in clauses (a) through (c) hereof (clauses (a)–(c) collectively, the “Insiders”) on the other hand. Except as set forth on Schedule 3.22, no Insider is, and effective upon the Closing, no Insider will be holding (beneficially or otherwise) any material ownership or contractual interest in any assets (whether real, personal or mixed, tangible or intangible) or Contracts that are used in the business or operation of any Company.

Section 3.23 No Undisclosed Liabilities. Except as set forth on Schedule 3.23, the Companies do not have any material liabilities or obligations, except for liabilities and obligations (a) set forth on, or reserved against in, the Reference Balance Sheet, (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation by any Company), (c) included in the definition of “Indebtedness” or (d) included in the definition of “Transaction Expenses”.

Section 3.24 Customers and Suppliers.

(a) Schedule 3.24(a) contains a list of (i) the top ten (10) customers (based on gross sales, which amount is listed next to the name of such customer) and (ii) the top ten (10) suppliers (based on gross expenditures, which amount is listed next to such supplier) of the Companies, collectively, in each case, as of the twelve (12) month period ended on December 31, 2023.

(b) Except as set forth on Schedule 3.24(b), during the last twelve (12) months, (i) there has not been any material dispute with any such top customer or supplier listed on Schedule 3.24(a) and (ii) no such top customer or supplier listed on Schedule 3.24(a) has materially modified, not renewed, canceled or terminated its Contracts with the Companies or notified the Companies in writing of any intention to do any of the foregoing (other than any ordinary course modification or general and customary price increases).

Section 3.25 Privacy and Data Security.

(a) The Companies are in compliance in all material respects with (i) the Companies’ external-facing, posted and internal written notices, policies, and procedures relating to the collection, use, processing, storage, or destruction of Personal Information, (ii) Privacy Laws, (iii) applicable provisions of contracts regulating the collection, use, processing, storage, or destruction of Personal Information, and (iv) if applicable, the Payment Card Industry Data Security Standard (collectively, the “Privacy Commitments”).

(b) The Companies have in place, and have maintained, physical, technical, and administrative security measures and policies, including commercially reasonable information security and data privacy safeguards, that are in compliance in all material respects with applicable Privacy Commitments.

(c) Since January 1, 2021, there has been no (i) loss of, intentional, unlawful, or unauthorized access, use, disclosure or modification of, any Personal Information maintained, used, or owned by the Companies or (ii) any other security breach or security incident relating to Personal Information or information systems, in each case that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority.

(d) None of the Companies has since January 1, 2021 received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of Privacy Laws and, to the Knowledge of the Companies, no Company is under investigation by any Governmental Authority for any actual or potential violation of any Privacy Laws. Except as set forth on Schedule 3.25, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or initiated against any Company by any private party or Governmental Authority, foreign or domestic, under any Privacy Commitments.

(e) The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Privacy Commitments.

Section 3.26 Product Liability; Product Warranty.

(a) Except as set forth on Schedule 3.26(a), (i) no Company is a party to any Action and, to the Knowledge of the Companies, there is not any threatened Action, relating to alleged defects in the products manufactured, produced, distributed or sold by or on behalf of any Company (including any parts or components) (the “Products”), (ii) there is no class of claims or lawsuits involving the Products which is pending or threatened in writing, resulting from an alleged defect in design, manufacture, materials or workmanship of any such Products, or any alleged failure to warn, or from any breach of implied warranties or representations, (iii) there has not been within the past twelve (12) months any Occurrence or any Product rework or retrofit conducted by or on behalf of any Company outside of the Ordinary Course of Business, and (iv) to the Knowledge of the Companies, there has been no failure of any Product to meet the warranty specifications applicable thereto, except for Product returns in the Ordinary Course of Business and except where such defects or failure to meet warranty specifications would not reasonably be expected to adversely affect any Company in any material respect. There are no pending or, to the Knowledge of the Companies, threatened recalls for the products of any Company, other than Products returns in the Ordinary Course of Business.

(b) For purposes of this Section 3.26, the term “Occurrence” shall mean any accident, happening or event which is caused by any actual or alleged hazard or actual or alleged defect in manufacture, design, materials or workmanship, including any actual or alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a material claim or loss.

(c) Except as set forth on Schedule 3.26(c), each Product manufactured, sold, leased, or delivered by any Company has been in conformity in all material respects with all applicable material contractual commitments and all express and implied warranties, and no Company has any material liability for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, leased, or delivered by a Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 3.26(c) includes copies of the standard terms and conditions of sale or lease for a Company (in each case containing applicable guaranty, warranty, and indemnity provisions).

(d) Except as set forth on Schedule 3.26(d), no Company has any material liability (and, to the Knowledge of the Companies, there is no basis for any present or future proceeding against a Company giving rise to any material liability), arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by a Company.

Section 3.27 Assets of the Company.

(a) Except as set forth on Schedule 3.27(a), the Companies own, lease or license all of the assets, properties and other rights reasonably required for the conduct of the business as currently conducted.

(b) There are no material assets, properties or rights (other than as set forth on Schedule 3.27(b)) that any Company has been using, holding or operating in its business during the past twelve (12) months that it will not have the right to use, hold or operate immediately following the Closing (other than inventory or obsolete assets sold in the Ordinary Course of Business).

(c) Except as set forth on Schedule 3.27(c), the Companies hold good, marketable title to or valid leases, licenses or rights to use the material assets and rights of the business, free and clear of any Liens, except for Permitted Liens.

(d) The assets, properties, rights and interests owned, leased and licensed by the Companies comprise all of the assets, properties, rights and interests that are reasonably required for the conduct of the Companies’ business by Buyer and its Affiliates after the Closing as currently conducted by the Companies in all material respects.

(e) The personal property and equipment of the Companies is in an operating condition and repair (normal wear and tear excepted) suitable in all material respects for use in the Ordinary Course of Business.

Section 3.28 Inventories. The inventories of the Companies (including tooling, spare parts and supplies) reflected on the Reference Balance Sheet, or acquired by any Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and no Company has any reason to believe that such inventories include any obsolete inventory or inventory improperly marked as UL certified or that are damaged or defective for which adequate reserves have not been established on the Financial Statements. Except as set forth on Schedule 3.28, no inventory of any Company is held on a consignment basis.

Section 3.29 No Other Representations. BUYER HEREBY AGREES AND ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, NONE OF THE COMPANIES, NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE COMPANIES, MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller (solely with respect to such Seller on a several and not joint basis) represents and warrants to Buyer, as of the date hereof, as follows:

Section 4.01 Authorization of Transaction; Binding Effect.

(a) Such Seller has the power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will be a party and to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller will be party, and the performance by such Seller of such Seller’s obligations hereunder and thereunder have been duly authorized by all requisite action.

(b) This Agreement and each Ancillary Agreement to which such Seller is a party has been or will be duly executed and delivered by such Seller and, assuming due authorization, execution and delivery thereof by each of the parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller is or will be party, will constitute the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

(c) Except as set forth on Schedule 4.01(c), such Seller is not a resident of any State that is subject to community property laws.

Section 4.02 Noncontravention. Except for the HSR Clearance, neither the execution, delivery or performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) assuming compliance by the Companies with Section 3.03 (Noncontravention) and by Buyer with Section 5.03 (Noncontravention), violate or conflict with any provision of any

Law, order or other restriction of any Governmental Authority to which such Seller is subject or (ii) violate, conflict with, result in a breach of, constitute a default (or an event that, with due notice or lapse of time or both, would become a default) under or result in the acceleration of, or create in any party thereto the right to terminate or cancel, require any consent or notice under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, asset or right of such Seller under any Contract to which such Seller is a party or by which such Seller’s assets are bound, except, in each case, where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, materially impair or materially delay or have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement. Except for the HSR Clearance, the execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party do not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not materially impair or materially delay or otherwise have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement.

Section 4.03 Ownership of the Purchased Equity. Such Seller is the record and beneficial owner of the Purchased Equity set forth on Exhibit C opposite such Seller’s name, and such Seller has good and marketable title to such Purchased Equity, free and clear of any and all Liens, other than restrictions on transfer that may arise under applicable securities Laws. There are no outstanding or authorized options, warrants, call or other rights or agreements to which such Seller is a party requiring such Seller to sell or transfer the Purchased Equity to any Person other than as provided in this Agreement. Other than this Agreement and the Organizational Documents of the Companies, such Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of the Purchased Equity. At the Closing, such Seller’s respective Purchased Equity will be sold, transferred and conveyed to Buyer, subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, free and clear of all Liens, other than restrictions under applicable securities Laws.

Section 4.04 Litigation. There is no material Action pending or, to the knowledge of such Seller, threatened against or involving such Seller or their Affiliates that questions the legality of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Such Seller is not subject to any outstanding governmental order that prohibits or otherwise restricts the ability of such Seller to consummate fully the transactions contemplated by this Agreement.

Section 4.05 Broker’s Fees. Except for the fees and expenses of William Blair & Company, L.L.C., which fees and expenses will constitute Transaction Expenses and be paid as specified herein, such Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Buyer could become liable or obligated.

Section 4.06 No Other Representations. BUYER HEREBY AGREES AND ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NO SELLER, NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH SELLER, MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers and the Companies to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Sellers and the Companies, as of the date hereof, as follows:

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 5.02 Authorization of Transaction; Binding Effect.

(a) Buyer has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is or will be a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite action.

(b) This Agreement and each Ancillary Agreement to which Buyer is a party has been or will be duly executed and delivered by Buyer and, assuming due authorization, execution and delivery thereof by each of the parties hereto or thereto, this Agreement constitutes, and upon their execution, each of the Ancillary Agreements to which Buyer is or will be a party will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 5.03 Noncontravention. Except for the HSR Clearance, neither the execution, delivery or performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Organizational Documents of Buyer, (ii) assuming compliance by the Companies with Section 3.03 (Noncontravention) and Sellers with Section 4.02 (Noncontravention), violate or conflict with any provision of any Law, order or other restriction of any Governmental Authority to which Buyer is subject or (iii) violate, conflict with, result in a breach of, constitute a default (or an event that, with due notice or lapse of time or both, would become a default) under or result in the acceleration of, or create in any party thereto the right to terminate or cancel, require any consent or notice under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, asset or right of Buyer under any Contract to which Buyer is a party or by which Buyer’s assets are bound, except, in each case, where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, materially impair or delay or have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement. Except for the HSR Clearance, the execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party do not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not materially impair or materially delay or otherwise have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any Ancillary Agreement.

Section 5.04 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Companies (prior to the Closing) or the Sellers could become liable or obligated.

Section 5.05 Sufficiency of Funds. Buyer has on the date hereof, and will have at the Closing, access to cash and amounts available under currently existing, valid and binding credit facilities that, when taken together, are sufficient to pay all amounts required to be paid by Buyer on the Closing Date hereunder and under the Ancillary Agreements and all of Buyer’s related fees and expenses. Buyer hereby acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.

Section 5.06 Litigation. There is no material Action pending or, to the knowledge of Buyer, threatened against or involving Buyer or its Affiliates that questions the legality of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Buyer is not subject to any outstanding governmental order that prohibits or otherwise restricts the ability of Buyer to consummate fully the transactions contemplated by this Agreement.

Section 5.07 Investment Intent; Restricted Securities. Buyer is purchasing the Purchased Equity solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Purchased Equity, or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and under National Instrument 45-106. Buyer understands and acknowledges that (a) the Purchased Equity has not been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) the Purchased Equity is not traded or tradable on any securities exchange or over-the-counter, and (c) the Purchased Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Buyer will not transfer or otherwise dispose any of the Purchased Equity acquired hereunder or any interest therein in any manner that may cause Buyer, the Companies or the Sellers to be in violation of the Securities Act or any applicable state or foreign securities Laws.

Section 5.08 Solvency. Assuming that the representations and warranties of the Companies and the Sellers contained in Article III and Article IV, respectively, are true and correct in all material respects, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and for a period of not less than ninety (90) days thereafter: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer will have adequate capital to carry on its businesses.

Section 5.09 Inspection; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Buyer has received all materials relating to the business of the Companies which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Companies and the Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Buyer acknowledges that the Sellers and the Companies have given Buyer such access to the key employees, documents and facilities of the Companies as Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby and by the Ancillary Agreements. The Companies, the Sellers and their Representatives have answered to Buyer’s satisfaction all inquiries that Buyer or its Representatives have made concerning the business of the Companies or otherwise relating to the transactions contemplated hereby and by the Ancillary Agreements. Buyer agrees that, at the Closing, it shall accept the Purchased Equity and the Companies in the condition they are in based upon Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Companies or the Sellers, except as expressly set forth in Article III (Representations and Warranties of the Companies) and Article IV (Representations and Warranties of the Sellers). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of the Companies, the Sellers or their Representatives make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies, or the future business and operations of the Companies, or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Companies, or their business, assets, liabilities or operations, except as expressly set forth in Article III (Representations and Warranties of the Companies) and Article IV (Representations and Warranties of the Sellers).

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01 Operation of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), except (a) in connection with the Pre-Closing Restructuring and the Tax Restructuring as set forth in Section 6.06, or the Land Trust Property Transfer as set forth in Section 6.11, (b) as expressly contemplated or required by this Agreement, (c) as required by any applicable Law, (d) as set forth on Schedule 6.01, or (e) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Buyer shall respond in writing to any request for consent hereunder within five (5) Business Days following a Seller’s or Company’s written request therefor and, if Buyer does not timely respond (either affirmatively or negatively), such consent shall be deemed to have been given by Buyer, (i) the Companies shall use their commercially reasonable efforts to operate and carry on their businesses in the Ordinary Course of Business and substantially as operated immediately prior to the date hereof, (ii) the Companies shall use their commercially reasonable efforts to preserve intact their rights, goodwill and business organizations and to preserve commercial relationships with key Persons with whom they do business and (iii) the Companies shall not directly or indirectly take any action of the type that, if taken after the Reference Balance Sheet Date and prior to the date hereof, would have been required to be disclosed on Schedule 3.08.

Section 6.02 Notices and Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including (by use of reasonable best efforts) by (i) obtaining (and cooperating with the other Parties in obtaining) any Governmental Authorizations required to be obtained in connection with the transactions contemplated hereby, including under the HSR Act, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority, including HSR Clearance; (ii) promptly (and in no event later than April 23, 2024) making all filings as required under the HSR Act, and thereafter making any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Law; (iii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge the transactions contemplated by this Agreement, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iv) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b) Each of Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, shall promptly notify the other of any substantive communication with, and furnish to such other Party copies of any notices or written communications received by such Party or any of its respective Affiliates from, any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each such Party shall permit counsel to such other Party an opportunity to review in advance, and each such Party shall consider in good faith the views of the other Party’s counsel in connection with, any proposed communications by either such Party, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, however, that neither Buyer, on the one hand, nor the Sellers, on the other hand, shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of the other Party. Each of Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.02 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Companies or other competitively sensitive material; provided, however, that each Party may, as it deems advisable and necessary, designate any materials provided to the other Party under this Section 6.02 as “outside counsel only.”

(c) Without limiting the generality of the provisions of this Section 6.02, (i) the “reasonable best efforts” of Buyer shall include Buyer taking any and all steps and making any and all undertakings necessary (and causing its Affiliates to do the same), including initiating, pursuing and defending against any Action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, in order to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Laws, including under the HSR Act (collectively, “Antitrust Laws”), that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible following the date hereof, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Authority vacated or reversed and proposing, accepting, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Buyer or its Affiliates (including, following the Closing, the Companies), and otherwise taking or committing to take actions that limit Buyer’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets thereof (including, following the Closing, the Companies) (collectively, “Remedial Measures”), and (ii) the “reasonable best efforts” of the Sellers shall not require the Sellers, the Companies or any of their respective Affiliates to propose or agree to any Remedial Measures, to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transaction contemplated hereby (without limiting or modifying any of their obligations under Section 6.02(f)), or to provide financing to Buyer for consummation of the transactions contemplated hereby.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including the terms set forth in the immediately preceding clause (c), Buyer will not be required, either pursuant to this Section 6.02 or otherwise, to (and will not be required to cause any Affiliate thereof or other Person to) offer, negotiate, commit to, effect or otherwise take any action that would reasonably be expected to require Buyer or any of its Affiliates to take any action (including any sale, divestment, conveyance, hold separate, license or termination) that would be material to Buyer and its controlled Affiliates on a consolidated basis.

(e) Buyer shall pay one hundred percent (100%) of all filing fees paid to any Governmental Authority in connection with any required Governmental Authorization, including the filing fees required in connection with the filings to be made by the Parties under the HSR Act (and any other applicable Antitrust Laws, as applicable).

(f) Each Company shall use its commercially reasonable efforts to obtain as promptly as practicable any consents, waivers and approvals of each non-Governmental Authority third-party set forth on Schedule 3.03; provided, however, that no Company shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration in order to induce any such non-Governmental Authority third-party to provide any such consent, waiver or approval.

Section 6.03 Access. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), subject to the requirements of applicable Law, the Companies shall permit Representatives of Buyer to have reasonable access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises (including reviewing or assessing equipment), properties, executive officers and other senior members of management, books, records, policies, Contracts and documents of the Companies; provided, however, that (a) the foregoing shall not apply with respect to any information the disclosure of which would, in the Companies’ or the Sellers’ Representative’s reasonable discretion, waive any privilege or be prohibited by applicable Law or by the terms of any Contract, (b) the Companies shall not be required to furnish or otherwise make available to Buyer customer-specific data or competitively sensitive information and (c) Buyer shall not be permitted to undertake any environmental sampling or other invasive testing of any kind without the Sellers’ Representative’s prior written consent, which shall be in the Sellers’ Representative’s sole discretion. Notwithstanding the foregoing, the Companies shall promptly notify Buyer in writing if any information is withheld, including the general nature of such information and the reason for it being withheld and, to the extent applicable, the Companies shall use commercially reasonable efforts to the extent permitted under applicable Law to enter into a mutually acceptable arrangement with Buyer or otherwise to allow Buyer the ability to access such information (e.g., whether through redacted documentation, “clean-team” or otherwise).

Section 6.04 Title Insurance; Survey. Buyer may obtain, at its sole option and expense, and the Companies shall grant Buyer access to the Owned Real Property and the Leased Real Property during normal business hours upon not less than forty-eight (48) hours’ prior written notice, and documents and other information utilized by the Companies and its Subsidiaries in connection therewith for purposes of conducting its due diligence and to obtain, (a) commitments and/or owner’s and/or lender’s title insurance policies on any Owned Real Property and commitments and/or for leasehold and/or lender’s title insurance policies for any Leased Real Property, as applicable, in an amount determined by Buyer in its sole discretion and subject only to Permitted Liens (collectively, the “Title Commitments”), (b) an ALTA survey on each parcel of Owned Real Property (collectively, the “Surveys”), and (c) other reports or documents customarily obtained by purchasers of real property; provided, however, that the Companies and its Subsidiaries shall provide Buyer, in each case to the extent actually in existence and in the Companies’ possession or control, with any existing Title Commitments, Surveys and copies of all zoning reports, zoning compliance letters, and any environmental site assessments, or other site investigation or remediation reports in the Companies’ possession or control relating to the Owned Real Property. The Companies shall reasonably cooperate with Buyer, the applicable title company, surveyor and any other service providers, in connection with Buyer’s efforts to obtain such Title Commitments and Surveys, including by providing (to the extent, where applicable, in the Companies’ possession or control) customary documentation reasonably requested by the applicable title company, surveyor and/or service provider (for the avoidance of doubt including owner’s affidavits, affidavits of non-foreign status, non-imputation affidavits and indemnities, gap affidavits and indemnities, any applicable broker lien waivers and any other customary certificates or instruments reasonably required by such title company in order to remove the standard exceptions (including any exceptions relating to mechanic’s liens) from Buyer’s owner’s and/or lender’s policy(ies) of title insurance). For the avoidance of doubt, the Buyer’s obtaining the Title Commitments, Surveys and other documentation contemplated by this Section 6.04 shall not be a condition to Closing.

Section 6.05 Contact with Customers and Suppliers. From the date of this Agreement until the Closing, Buyer and Buyer’s Representatives shall not contact or communicate with the customers and suppliers of any Company in connection with the transactions contemplated hereby or about any Company in any way without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, nothing herein shall preclude any contact by Buyer and its Representatives in connection with matters unrelated to the transactions contemplated by this Agreement (subject, in all cases, to the compliance by Buyer and its Representatives with their obligations hereunder).

Section 6.06 Pre-Closing and Tax Restructuring.

(a) Prior to the Closing, the Sellers shall (and shall cause the applicable Companies to) distribute or transfer each Excluded Subsidiary from Nehring to the Sellers or an Affiliate of the Sellers (other than the Companies) pursuant to the Transfer Agreement (the “Pre-Closing Restructuring”), it being acknowledged and agreed that the Excluded Subsidiaries are not intended to be included in the transactions contemplated by this Agreement.

(b) Not later than one (1) day prior to the Closing, the Sellers shall have consummated the restructuring of each of Nehring and Express Wire as follows: (i) the Sellers shall form each of the Corporation Sellers and cause each of the Corporation Sellers to sign a joinder to this Agreement, in form and substance reasonably satisfactory to the Buyer, (ii) then, not less than one (1) day thereafter, the Sellers shall contribute all of the issued and outstanding shares of capital stock of each of Nehring and Express Wire to the applicable Corporation Seller in exchange for the equity of the applicable Corporation Seller (the “Contributions”), (iii) then, effective as of the date of the Contributions, the Sellers shall make elections to treat each of Nehring and Express Wire as a qualified subchapter S subsidiary effective as of the date of the Contribution (the “QSub Elections”), and (iv) then, not less than one (1) day thereafter, each of Nehring and Express Wire shall convert into an Illinois limited liability company (the “Conversions”) and each shall be treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) (collectively, the “Corporation Tax Restructuring”).

(c) Prior to the Closing, the Sellers may, at their election and in their sole discretion, form one or more new limited liability companies or other entities (each, a “NewCo Seller”) and contribute the respective Purchased Equity of each of the Partnership Companies to a NewCo Seller, such that each of the Partnership Companies will have a NewCo Seller serving as its sole member at the Closing (collectively, the “Partnership Tax Restructuring” and, together with the Corporation Tax Restructuring, the “Tax Restructuring”); provided, that no such contribution shall limit any Seller’s obligations hereunder.

(d) The Parties hereby agree that after the consummation of any Tax Restructuring, after giving effect thereto, references in this Agreement to the “Sellers” shall be deemed to include the Corporation Sellers and the NewCo Sellers, collectively or each individually, as applicable and as the context requires, and provisions relating to the transactions contemplated by this Agreement, including the sale and purchase of the Purchased Equity, shall be construed mutatis mutandis to include the Corporation Sellers and the NewCo Sellers as Sellers hereunder; provided, however, that, for the avoidance of doubt, (i) none of the representations and warranties of the Sellers or the Companies contained in this Agreement shall be deemed to be inaccurate or breached by the Sellers or the Companies merely because of the consummation and the effects of any Tax Restructuring, (ii) the Closing Consideration relating to the Purchased Equity shall be paid to the applicable Corporation Seller or NewCo Seller for further distribution to the applicable Sellers (or their designees), and (iii) the original Sellers as of the date hereof shall cause the Corporation Sellers and the NewCo Sellers to comply with this Agreement as applied thereto.

Section 6.07 Company Actions. From the date of this Agreement until the Closing, each Seller hereby covenants and agrees to cause each Company (and, to the extent applicable, each Company shall direct its Representatives) to take any and all actions required to be taken by any such Company pursuant to the terms of this Agreement. Each Seller, severally and not jointly (pro rata in accordance with each Seller’s Percentage Allocation), agrees to accept responsibility for any breach of any such action required to be taken by any such Company prior to the Closing pursuant to the terms of this Agreement, in each case, subject in all respects to Section 10.01 (and Article X).

Section 6.08 Exclusive Dealing. From and after the date hereof until the Closing, neither the Companies nor the Sellers, shall, directly or indirectly (and shall direct their Representatives not to), other than with Buyer and its Representatives, (a) take any action intended to initiate, solicit, encourage or knowingly facilitate any Person to make an inquiry, proposal or offer in respect of, (b) enter into, continue, participate or engage in discussions or negotiations with any

Person regarding, (c) provide any information to any Person with respect to, (d) allow access to the books, records, properties or management to any Person with respect to or (e) enter into a letter of intent or other agreement, arrangement or understanding with any Person concerning, any direct or indirect purchase of any outstanding equity interests of any Company, any merger of a Company with or into another Person (other than another Company) or sale of all or a material portion of the assets of a Company, or any similar sale transaction involving a Company (each such transaction, an “Acquisition Transaction”); provided, that any of the foregoing shall not preclude any Company or any Seller from taking any actions in the Ordinary Course of Business, including, for the avoidance of doubt, engaging in discussions with any existing or potential customers, vendors and other business relations. If any Company, Seller or any of their respective Representatives receives a written proposal regarding an Acquisition Transaction, the Sellers’ Representative shall promptly provide notice thereof to Buyer. Each Company shall, and shall cause its Representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Transaction. Each Seller and each Company (i) agrees, that from and after the date hereof, it shall cease and cause to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date hereof with respect to an Acquisition Transaction or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Transaction, and (ii) shall promptly (but in any event within three (3) Business Days of the date hereof), in each case to the extent such steps have not already been taken: (A) deliver a written notice to each such Person providing only that the Company (1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Transaction or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Transaction and (2) is requesting the prompt return or destruction of all confidential information concerning the Companies; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

Section 6.09 Intercompany Arrangements. Unless otherwise instructed in writing by Buyer, all intercompany and intracompany accounts or contracts between a Company, on the one hand, and any Seller and its Affiliates (other than a Company), on the other hand, except for those set forth on Schedule 6.09, shall be canceled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing. For the avoidance of doubt, nothing in this Section 6.09 (Intercompany Arrangements) shall have any affect on the rights and obligations set forth in Section 7.10 (Restrictive Covenants).

Section 6.10 Release.

(a) Notwithstanding anything to the contrary set forth in this Agreement, effective as of immediately following the Closing, in consideration of the mutual agreements contained herein, including the portion of the Closing Consideration to be received by the applicable Sellers and the transfer of the Purchased Equity, each Seller, on behalf of its and each of its respective past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, equity holders, partners, trustees, principals, consultants, contractors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Companies (and their successors and permitted assigns) and their respective former and present directors, managers, officers and employees (collectively, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Actions, causes of action, Liens, contracts, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise, whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Closing that, directly or indirectly, involve or relate to the business, operations or ownership of the Companies (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) any Seller in respect of this Agreement or any Ancillary Agreement to which such Seller is party; (ii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Organizational Documents of the applicable Company (or any directors’ and officers’ liability insurance policy maintained by any Company, including the D&O Tail) arising from any Releasing Party’s status as an officer, director, or manager or employee of any Company, as applicable, or any of its Affiliates with respect to any act, omission, event or transaction occurring on or prior to the Closing, (iii) in the case of any current or former officer, director or employee of any Company, any compensation or employee benefits earned or accrued in respect thereof, or (iv) any Seller or any of its Affiliates with respect to any ordinary course Contracts or commercial relationships with any Company set forth on Schedule 3.22.

(b) Without limiting the generality of Section 6.10(a), with respect to the Released Claims, each Seller, on behalf of itself and each Releasing Party, hereby expressly waives all rights under any Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Notwithstanding any such Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Seller, on behalf of itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which such Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

(c) Each Seller, on behalf of itself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the Released Claims, but such Seller, on behalf of itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d) Each Seller, on behalf of itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Each Seller, on behalf of itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any liabilities, damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.

(e) Each Seller, on behalf of itself and each Releasing Party, covenants and agrees not to, and agrees to cause his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims. Each Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement.

Section 6.11 Land Trust Transfers. The Companies and the Sellers shall use commercially reasonable efforts to cause, prior to the Closing, all properties owned pursuant to that certain Trust Agreement, dated as of December 17, 2004, with Chicago Title Land Trust Company, as the trustee, to be transferred to Locust (collectively, the “Land Trust Property Transfer”) pursuant to documentation in form and substance reasonably satisfactory to Buyer, the Companies and Sellers, and shall provide Buyer with copies of all such documentation, including, but not limited to, any deeds recorded in the applicable land records.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and/or any Ancillary Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, at the sole cost and expense of the requesting Party.

Section 7.02 Press Releases. From and after the date of this Agreement, except to the extent required by applicable Law or any listing or trading agreement concerning the Buyer’s publicly-traded securities, the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement (or otherwise describing this Agreement or any of the terms hereof) without the prior written consent of Buyer and the Sellers’ Representative and, in the event any such public announcement, press release or disclosure is required by applicable Law, the Parties will consult prior to the making thereof to the extent reasonably practicable and shall reasonably consider any comments the other Party may provide with respect thereof, prior to making such disclosure.

Section 7.03 Transaction Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law.

Section 7.04 Confidentiality.

(a) Each of the Parties shall, and shall cause its respective Affiliates to, hold in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby and pursuant to the terms of the Confidentiality Agreement, the terms of which are incorporated by reference herein and which shall survive the termination of this Agreement or the Closing for the remainder of the term thereunder; provided, however, that, notwithstanding anything to the contrary contained herein, (i) Buyer shall be permitted to share Evaluation Material with its Representatives and (ii) Buyer may disclose the terms of this Agreement and the transactions contemplated hereby to the agents and lenders under its credit facilities; in each case subject to customary confidentiality restrictions between such Persons; provided, further, the foregoing shall not restrict any disclosure required by any applicable Law (including any listing or trading agreement concerning the Buyer’s publicly traded securities).

(b) Each Seller agrees and acknowledges that, for the period beginning on the date of this Agreement and ending on the fifth anniversary of the Closing, it shall, and shall cause its Affiliates to, (i) keep all Evaluation Material in the strictest confidence, (ii) refrain from disclosing any Evaluation Material to any third party and (iii) not use the Evaluation Material for any reason; provided, that the foregoing shall not restrict disclosure of such information to the extent: (A) required by any applicable Law (including to the extent disclosure is required to tax, legal or financial advisors for the sole purpose of complying with tax or other reporting obligations under law), in which case, such Seller shall limit the information disclosed to the information that is required by such applicable Law to be disclosed and will, to the extent practicable and at Buyer’s expense, seek to obtain a protective order over, or confidential treatment of, such information, (B) to the extent that such information is or becomes generally known to the public without violation of this Agreement or any other agreement or obligation restricting the disclosure of such information by such Person, or (C) to the extent reasonably necessary to enforcing such Person’s rights or defending against an assertion against it.

Section 7.05 Employee Matters.

(a) For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date (or, if earlier, until the date of termination of the relevant Continuing Employee) (the “Continuation Period”), Buyer shall and shall cause its Affiliates (including the Companies) to take all action necessary so that each Continuing Employee shall continue to receive base wages or salaries and target annual cash bonus opportunities that are no less favorable to such Continuing Employee than the rates of wages and salaries paid, and target annual cash bonus opportunities offered, to such Continuing Employee by the Companies immediately prior to the Closing.

(b) During the Continuation Period, Buyer shall and shall cause its Affiliates (including the Companies) to provide each Continuing Employee with: (i) employee benefits (other than defined benefit pension benefits, retiree welfare benefits, equity or equity-based compensation, and deferred compensation) that are no less favorable in the aggregate to such employee benefits (other than defined benefit pension benefits, retiree welfare benefits, equity or equity-based compensation, and deferred compensation), that are either (x) made available to such Continuing Employee immediately prior to the Closing Date or (y) made available to similarly situated employees of Buyer and its Affiliates (including the Companies) as determined by Buyer in its sole discretion, and (ii) with respect to any Continuing Employee whose employment is terminated by Buyer or any of its Affiliates during the Continuation Period without “cause” and subject to such Continuing Employee’s execution of a release of claims in favor of Buyer and its Affiliates, cash severance that is no less favorable than either (A) the cash severance available to such Continuing Employee under the Employee Benefit Plans in place immediately prior to the Closing as set forth on Schedule 7.05(b), or (B) the cash severance available to similarly situated employees of Buyer or its Affiliates (including the Companies).

(c) With respect to all employee benefit plans of Buyer and its Affiliates, in which any Continuing Employee may become eligible to participate after the Closing Date (such plans, the “Buyer’s Benefit Programs”), Buyer shall and shall cause its Affiliates to credit Continuing Employees with all service credited to such Continuing Employees with the Companies as of the Closing Date in addition to service earned with Buyer or its Affiliates after the Closing Date for purposes of eligibility, vesting (other than for purposes of equity, equity-based or similar long-term compensation), and levels of benefits to the same extent such service was recognized under the applicable Employee Benefit Plan immediately prior to the Closing (such plans, the “Prior Benefit Programs”), except that such service need not be credited to the extent that it would result in duplication of coverage or compensation or benefits. Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to waive any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under any of Buyer’s Benefit Programs with respect to Continuing Employees and their dependents, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods or other restrictions would not have been satisfied or waived under the comparable Prior Benefit Program. Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to credit Continuing Employees with any amounts paid under any Employee Benefit Plan prior to the Closing Date for the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the plan year that includes the Closing Date as if such amounts had been paid under a corresponding Buyer’s Benefit Programs.

(d) This Section 7.05 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement; nothing in this Section 7.05, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatever; and no provision of this Section 7.05 will create any third-party beneficiary rights in any Company Service Provider in respect of continued employment (or resumed employment) or service or any other matter. This Section 7.05 shall not be considered, or deemed to be, an amendment to any Employee Benefit Plan or any compensation or benefit plan, program, agreement or arrangement of Buyer or any of its Affiliates. Nothing in this Section 7.05 shall obligate Buyer or any of its Affiliates (i) to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to the requirements of applicable Law or (ii) subject to the provisions of this Section 7.05, limit the right of Buyer, the Companies or any of their respective Affiliates to, at any time, change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner. Nothing in this Section 7.05 applies to any Company Service Provider covered by a collective bargaining agreement or otherwise labor union agreement, whose terms and conditions of continued employment shall be governed by such agreement.

Section 7.06 Representation of the Sellers and the Companies. Each of the Parties hereby acknowledges and agrees, on its own behalf and on behalf of its Representatives, that Winston & Strawn LLP has served and will serve as counsel to the Sellers, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby and thereby, Winston & Strawn LLP (or any of its successors) will serve as counsel to the Sellers in connection with any Action or obligation arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, notwithstanding any prior representation of the Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising therefrom. The Parties also hereby acknowledge and agree that Winston & Strawn LLP has represented and performed services for the Companies prior to the Closing and consent to the sharing by Winston & Strawn LLP (or any of its successors) with the Sellers of all information obtained during such representation that Winston & Strawn LLP (or any of its successors) believes to be relevant to any future Action or obligation with respect to this Agreement, the Ancillary Agreements or otherwise with respect to any relationship between the Sellers and the Companies. Buyer further agrees that, as to all communications among Winston & Strawn LLP, the Companies or the Sellers that relate in any way to the transactions contemplated by this Agreement and the Ancillary Agreements, the attorney-client privilege and the expectation of client confidence belongs only to the Sellers and shall be controlled only by the Sellers and shall not pass to or be claimed by Buyer or the Companies. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Companies and a third party other than a Party after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Winston & Strawn LLP to such third party; provided, however, that the Companies may not waive such privilege without the prior written consent of the Sellers’ Representative.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years from and after the Closing Date, (i) Buyer shall not, and shall cause the Companies and their respective Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any Company’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder (in each case in respect of the pre-Closing period) of individuals who at the Closing were managers (as contemplated under the Illinois Limited Liability Company Act), directors or officers of the Companies, (ii) Buyer shall or shall cause the Companies to continue to indemnify, defend and hold harmless all of such individuals, to the same extent and in the same manner as provided in the Companies’ Organizational Documents as in effect as of the Closing Date, and (iii) Buyer shall or shall cause the Companies to pay any expenses of any such individuals under this Section 7.07 to the fullest extent allowed (or required) by such Organizational Documents.

(b) At or prior to the Closing, each Company shall, at Buyer’s sole cost and expense, purchase a “tail” policy (the “D&O Tail”) with respect to the existing directors’ and officers’ liability insurance policies of such Company covering all current members of the board of directors, manager(s) and officers of such Company for a period of six (6) years following the Closing Date. Buyer shall cause the D&O Tail to remain in effect for such six-year period.

Section 7.08 Post-Closing Record Retention and Access. For a period of six (6) years from and after the Closing, Buyer shall provide the Sellers and their Representatives (at each such Seller’s sole cost and expense) with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials of or concerning the Companies and relating to periods prior to the Closing to the extent reasonably required by a Seller for regulatory, tax and accounting requirements (including for purposes of the preparation of Tax Returns, amended Tax Returns or claims for refunds (and any materials necessary for the preparation of any of the foregoing) and financial statements, the management and handling of any Action, and to comply with the rules and regulations of the IRS or any other Governmental Authority); provided, that Buyer does not reasonably believe that such books and records (i) are subject to an attorney-client or other legal privilege that would be impaired by such disclosure or (ii) are subject to an obligation of confidentiality; provided, further, that Buyer shall promptly notify the Sellers’ Representative in writing if any information is withheld, including the general nature of such information and the reason for it being withheld and, to the extent applicable, Buyer shall use commercially reasonable efforts to the extent permitted under applicable Law to enter into a mutually acceptable arrangement with the applicable Seller or otherwise to allow such Seller the ability to access such information (e.g., whether through redacted documentation, “clean-team” or otherwise). Unless otherwise consented to in writing by the Sellers’ Representative, Buyer shall not, and shall not permit the Companies or its other Affiliates to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any material books and records and other material materials of the Companies, or any portions thereof, relating to periods prior to the Closing without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof at the Sellers’ Representative’s sole cost and expense.

Section 7.09 Tax Matters.

(a) Tax Returns.

(i) The Sellers (at the sole cost and expense of the Companies with respect to the returns described in clauses (A) and (B) and any IRS Form 1120-S of a Seller described in clause (C) and at the sole cost and expense of the Sellers with respect to any IRS Form 1065 of a Seller described in clause (C)), shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, (A) all Tax Returns of the Companies due (after taking into account all appropriate extensions) on or prior to the Closing Date (and amendments thereto) (the “Pre-Closing Returns”), (B) any IRS Form 1065 and IRS Form 1120-S (or, in each case, similar form for state and local Tax purposes) and all other income Tax Returns of the Companies for any Pre-Closing Tax Period (and any amendments thereto) to be filed before, on, or after the Closing Date (the “Pass-Through Returns”), and (C) any IRS Form 1065 (if any) and IRS Form 1120-S of a Seller (and any amendments thereto) (the “Seller Returns” and, collectively with the Pre-Closing

Returns and the Pass-Through Returns, the “Seller Prepared Returns”). The Pre-Closing Returns and the Pass-Through Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, except as required by applicable Law. Sellers will deliver (or cause to be delivered) such Tax Returns (other than immaterial Tax Returns) to Buyer at least thirty (30) days prior to the due date thereof (taking into account applicable extensions) for Buyer’s review and comment. Sellers shall consider any reasonable comments provided by Buyer within fifteen (15) days after such Tax Return was delivered to Buyer. To the extent that a Pre-Closing Return or a Pass-Through Return needs to be filed after the Closing Date by a Company, Buyer shall cause such Company to sign and timely file such Tax Return in the form submitted by the Sellers’ Representative.

(ii) Buyer, at its sole cost and expense, shall cause the Companies to prepare and timely file all Tax Returns (other than Seller Prepared Returns) of the Companies due after the Closing Date.

(iii) Buyer shall not, and shall not allow a Company to amend any Pass-Through Returns of a Company for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other Sellers’ Representative Tax Matter (or take any action on the Closing Date after the Closing that is outside of the ordinary course of business and not contemplated by this Agreement) without the prior written consent of the Sellers’ Representative.

(iv) The Parties agree that, to the extent the Partnership Tax Restructuring described in Section 6.06(c) of this Agreement is not implemented, each Partnership Company shall file an IRS Form 1065 (and any similar state or local Tax forms), for the year commending on January 1 and ending as of the end of the Closing Date and such Tax Return shall include any Transaction Deductions and other items incurred by the Sellers to the extent such Transaction Deductions and other items are “more-likely-than-not” currently deductible. The final IRS Form 1065 shall include an election under Revenue Procedure 2011-29. Buyer shall not claim any income Tax deductions with respect to the Transaction Deductions or other items incurred by the Sellers to the extent inconsistent with this Section 7.09(a)(iv).

(b) Apportionment of Taxes. To the extent permissible under applicable Laws, the parties agree to elect (and have each Company elect) to have each Tax year of such Company end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that a Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the applicable Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this Section 7.09(b), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; and (B) any Tax or item of income, gain, loss, deduction or credit resulting from a transaction engaged in by a Company on the Closing Date that is outside of the ordinary course of business and not contemplated by this Agreement, but after the Closing, shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date.

(c) Cooperation. Buyer, each Company, the Sellers’ Representative and each Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of a Company for a Pre-Closing Tax Period or any other Seller Prepared Return; (ii) assist in any audit or other Action with respect to Taxes or Tax Returns of a Company (whether or not a Tax Contest) for a Pre-Closing Tax Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of a Company (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Buyer and each Company shall retain, and will cause their Affiliates to retain, for the full period of any statute of limitations all documents and other information which may be relevant for the filing of any Tax Return of a Company for a Pre-Closing Tax Period or for any audit or other proceedings relating to Taxes of a Company for a Pre-Closing Tax Period.

(d) Tax Contests.

(i) If any Governmental Authority issues to a Company (i) a notice of its intent to audit or conduct another proceeding or Action with respect to a Pass-Through Return or (ii) a notice of deficiency for Taxes in respect of a Pass-Through Return, Buyer shall notify the Sellers’ Representative of its receipt of such communication from the Governmental Authority within thirty (30) days of receipt. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement, except to the extent such failure or delay prejudices the Sellers or Sellers’ Representative.

(ii) A Company shall control any audit or other proceeding in respect of any Tax Return or Taxes of such Company (a “Tax Contest”); provided, however, that if any Tax Contest relates to a Pass-Through Return for which Sellers would reasonably be expected to be liable pursuant to this Agreement, the Sellers’ Representative, at the Sellers’ sole cost and expense, shall control such Tax Contest; provided, however, that (i) Buyer shall promptly, and shall cause a Company to promptly, file any powers of attorney or other documents required or reasonably requested by the Sellers’ Representative to allow the Sellers’ Representative to control such Tax Contest; (ii) while it controls a Tax Contest, the Sellers’ Representative shall keep Buyer reasonably informed regarding the status of such Tax Contest; (iii) Buyer, at its sole cost and expense, shall have the right to participate, or cause a Company to participate in such Tax Contest; and (iv) the Sellers Representative shall not settle, resolve, or abandon (and shall not allow a Company to settle, resolve, or abandon) such Tax Contest that could result in a Buyer Indemnified Party incurring a Tax without the prior written permission of Buyer (which shall not be unreasonably withheld, conditioned, or delayed). Buyer shall control all other Tax Contests (other than any Tax Contest that relates solely to a Pass-Through Return for which Sellers would reasonably be expected to be liable). Notwithstanding the foregoing, the Sellers, at their sole cost and expense, shall be responsible for controlling all audits and other proceedings relating to the Seller Returns and any other Taxes or Tax Returns of the Sellers.

(e) Transfer Taxes. All federal, state, local, and non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares or interests in any Company or any other transaction contemplated by this Agreement (including, for the avoidance of doubt, all real estate transfer Taxes incurred in connection with an indirect change of control of any Company) and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Buyer, including Transfer Taxes arising in connection with the Land Trust Property Transfer, if any; except for any Transfer Taxes that arise solely because of the Pre-Closing Restructuring and the Partnership Tax Restructuring, which shall be 100% borne by Sellers.

(f) Tax Refunds. All refunds of Taxes of a Company arising from a Pass-Through Return for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 7.09(b)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Sellers. To the extent that the Buyer or a Company receives such a refund that is for the benefit of the Sellers, Buyer shall pay to the Sellers’ Representative for distribution to the Sellers the amount of such refund (and interest received from the Governmental Authority with respect to such refund), net of any reasonable costs or expenses incurred by Buyer or the Companies in procuring such refund. The amount due to the Sellers shall be payable ten (10) Business Days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of credit or offset, ten (10) Business Days after the due date of the Tax Return claiming such credit or offset). Buyer shall, and shall cause their Affiliates, to take all commercially reasonable actions necessary, or requested by the Sellers’ Representative, to timely claim any refunds that will give rise to a payment under this Section 7.09(f).

(g) Purchase Price Allocation.

(i) Within ninety (90) days following the final determination of Working Capital, Buyer shall provide to Sellers a schedule allocating the portion of the purchase price allocable to each of the Companies (including the applicable liabilities thereof) among the assets of each such Company (the “Purchase Price Allocation Schedule”), which allocation shall be reasonable and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(ii) If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Sellers have not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days the Sellers object to the Purchase Price Allocation Schedule, the Sellers and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, Sellers and Buyer are unable to agree, they shall not be required to reach an agreement, and the Parties shall file IRS Form 8594 and any federal, state, and local Tax Returns reflecting an allocation of the purchase price to and among the assets in the manner each believes is appropriate and consistent with this Section 7.09, provided that such allocation is reasonable and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(iii) To the extent Sellers and Buyer are able to reach an agreement with respect to the Purchase Price Allocation Schedule, such allocation shall be final and binding on the Parties. Additionally, the Parties shall make appropriate adjustments to the agreed upon Purchase Price Allocation Schedule to reflect changes in the purchase price. The Parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the agreed upon Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority that is final.

(h) Push-Out Election. The Sellers shall make, or cause to be made, a “push out” election under Section 6226 of the Code (or any similar provision of state or local Law) to apply to each of the Partnership Companies with respect to any Tax audit or similar proceedings with respect to a Pre-Closing Tax Period or Straddle Period.

(i) Tax Treatment.

(i) The Sellers and the Buyer intend that each of the Corporation Tax Restructurings qualifies as a “reorganization” within the meaning of Code Section 368(a)(1)(F) such that Nehring Seller and Express Wire Seller shall succeed to Nehring’s and Express Wire’s S corporation election, as applicable, and that each of the Conversions shall have no income Tax effect. The Buyer and the Sellers agree that the purchase and sale of the equity of Nehring and Express Wire is intended for all applicable income Tax purposes to be treated as a purchase and sale of assets.

(ii) With respect to the Partnership Companies, to the extent the Partnership Tax Restructuring described in Section 6.06(c) of this Agreement is not implemented, the Buyer and the Sellers agree, for all income Tax purposes and consistent with IRS Revenue Ruling 99-6, 1999 C.B. 432 (Situation 2), to treat the purchase and sale of equity of the Partnership Companies as (A) a disposition of a partnership interest by each Seller and (B) a purchase by Buyer of an undivided interest in the pro rata portion of each of the assets of each Partnership Company attributable to the equity interests acquired. If the Partnership Tax Restructuring described in Section 6.06(c) of this Agreement is implemented, the Buyer and the Sellers agree that the purchase and sale of the equity of the Partnership Companies is intended for all applicable income Tax purposes to be treated as a purchase and sale of assets. The Sellers, Buyer and, in each case, their Affiliates will not take a position on any Tax Return, before any Governmental Authority charged with the collection of any Tax, or in any Action, that is in any way inconsistent with the tax treatment described in this Section 7.09(i), unless otherwise required by a “determination” (as such term is described under Section 1313(a) of the Code).

Section 7.10 Restrictive Covenants.

(a) Each Seller agrees that, from the Closing Date until the fifth (5th) anniversary of the Closing Date, such Seller shall not, and shall cause each of such Seller’s controlled Affiliates not to, directly or indirectly, in any manner (whether on his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage or assist others directly or indirectly in any Competing Business (whether through operating activities, employment, consultation, advisory services, representation on a board of directors or other similar governing body), (ii) own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in any Competing Business or (iii) knowingly interfere in any material respect with the existing business relationships between any Company, on the one hand, and any customer, supplier, licensee, licensor or client of any such Company, on the other hand, by encouraging or inducing such customer, supplier, licensee, licensor or client to cease doing business with or reducing the amount of business conducted with such Company.

(b) Each Seller agrees that, from the Closing Date until the fifth (5th) anniversary of the Closing Date, such Seller shall not, and shall cause each of such Seller’s controlled Affiliates not to, directly or indirectly, in any manner (whether on his or her own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any employee of a Company that is on the payroll of a Company on or after January 1, 2024 (each a “Restricted Employee”) to resign or otherwise leave the employ of Buyer or the Companies or otherwise hire, employ, engage or contract with any Restricted Employee to perform services other than for the benefit of Buyer or the Companies; provided, however, that this provision will not restrict the ability to solicit any Person (and to hire such Person thereafter) through a general advertisement not directed specifically to any such Person.

(c) Notwithstanding Section 7.10(a) and Section 7.10(b), no Seller nor such Seller’s controlled Affiliates shall be prohibited from or restricted in any way with respect to (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media and other media not specifically directed at one or more Restricted Employees or hiring any such Restricted Employees as a result thereof, (ii) hiring or soliciting any Restricted Employee who has been terminated by, or has terminated employment with, Buyer, the Companies or any Affiliate thereof for a period of at least six (6) months prior, so long as there was no solicitation prohibited hereunder by such Seller or such Seller’s Affiliates prior thereto, (iii) continuing to engage in any business that such Seller or any of such Seller’s Affiliates (other than the Competing Business) engages in as of the date of this Agreement, (iv) holding not more than two percent (2%) of the outstanding voting securities of any of any company traded on a national securities exchange that is engaged in a Competing Business, or (v) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business activities were less than five percent (5%) of the total consolidated revenues of such business.

(d) Each Party agrees that, from the Closing Date until the fifth (5th) anniversary of the Closing Date, such Party shall not, and shall cause each of such Party’s controlled Affiliates not to, directly or indirectly, in any manner, make or publish, verbally or in writing, any statements concerning any other Party or any of its respective Representatives which statements are or reasonably would be construed as disparaging such other Party or any of its Representatives; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Authority (including communications made in the course of any government investigation or in connection with any “whistleblower” claims or matters), shall not prohibit truthful statements or filings reasonably made in any Action involving a Party or its Representatives, this Agreement or the transactions contemplated hereby and shall not prohibit a Party from enforcing its rights pursuant this Agreement or any other Contract.

(e) If, at the time of enforcement of this Section 7.10, a court of competent jurisdiction or arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that such court or arbitrator shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by Law. Because each Seller has had access to confidential, non-public or proprietary information and materials regarding the Companies by virtue of such Seller’s investment in and involvement with (and, as applicable, employment by) the Companies, the Parties agree that Buyer and its Affiliates may suffer irreparable harm from a breach of this Section 7.10 by such Seller and that, in such case, money damages might not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Section 7.10 by any Seller, Buyer (in addition to other rights and remedies existing in its favor) shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, this Section 7.10. Each Seller acknowledges further that (i) the restrictions and limitations set forth in this Agreement will not materially interfere with its respective businesses and operations following the consummation of the transactions contemplated hereby, and (ii) the consideration it will receive in connection with the Closing is a material condition in agreeing to the terms and conditions of this Agreement. For the avoidance of doubt, for purposes of this Section 7.10, references to “controlled Affiliates” shall also include spouses of the applicable Seller and, with respect to only Melissa and Renee, shall also include their children and the spouses of such children.

Section 7.11 R&W Insurance Policy.

(a) Attached hereto as Exhibit G is a true, accurate and complete copy of the binder agreement (the “R&W Binder Agreement”) for the R&W Insurance Policy (including the form of the R&W Insurance Policy attached thereto).

(b) The Parties agree that the representations and warranties insurance policy obtained by Buyer in connection with the transactions contemplated hereby (the “R&W Insurance Policy”) shall be for the sole benefit of Buyer, and shall be at Buyer’s sole cost and expense. Buyer shall take all actions reasonably necessary to obtain and bind the R&W Insurance Policy, which shall contain terms and conditions not less favorable to Buyer in the aggregate than the terms and conditions as set forth in Exhibit G, except as consented to by the Sellers’ Representative in writing (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to procuring such R&W Insurance Policy, and the retention thereunder, shall be borne solely by Buyer.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction (or waiver in writing by Buyer and the Sellers’ Representative (on behalf of the Sellers and the Companies), to the extent permissible under applicable Law) of the following conditions prior to or as of the Closing:

(a) Anti-Competition Approval. The HSR Clearance shall have been received.

(b) Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction (or waiver in writing by Buyer, to the extent permissible under applicable Law) of the following conditions prior to or as of the Closing:

(a) Representations and Warranties. (i) Each of the Fundamental Representations of the Companies and the Sellers shall be true and correct in all respects (other than de minimis inaccuracies) on the Closing Date as though such representation or warranty was made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties made by the Companies and the Sellers in this Agreement shall be true and correct (disregarding any exception or qualification for materiality or Material Adverse Effect contained therein) in all respects on the Closing Date as though such representation or warranty was made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except (A) in each case, for changes therein resulting from the Pre-Closing Restructuring, any Tax Restructuring or the Land Trust Property Transfer, and (B) in the case of the foregoing clause (ii), for failures of such representations and warranties to be so true and correct which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Performance of Covenants. The Companies and the Sellers shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c) Sellers’ Closing Deliverables. The Sellers’ Representative shall have delivered prior to the Closing (or shall deliver at the Closing) the following items to Buyer, in each case in form and substance reasonably satisfactory to Buyer:

(i) a certificate dated as of the Closing Date, duly executed by the Sellers’ Representative, stating that the closing conditions specified in Section 8.02(a) and Section 8.02(b) (Conditions to Obligations of Buyer) have been satisfied;

(ii) an assignment agreement, substantially in the form attached hereto as Exhibit F, duly executed by each Seller, effectuating the transfer of the Purchased Equity from such Seller to Buyer;

(iii) the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(iv) a fully executed copy of the Transfer Agreement;

(v) the written resignations, in form and substance reasonably acceptable to Buyer, of each of the officers, directors and managers of each Company, as applicable, except as requested otherwise by Buyer in writing not less than five (5) Business Days prior to the Closing Date;

(vi) fully executed and compiled (x) Payoff Letters and (y) documentation (and other necessary evidence) reasonably satisfactory to Buyer that evidence the obligations with respect to each Company under the Amended and Restated Secured Promissory Note by and between Nehring, Nehring Electrical Works International Company, Express Wire, Conex, True Horizons Holdings, LLC, Locust, Wurlitzer Dietz, Unified Wire and CIBC Bank USA, dated as of June 30, 2023 (as amended and/or modified from time to time), have been fully released and discharged (and any related liens have been release and/or terminated), in each case, delivered to Buyer not less than three (3) Business Days prior to the Closing Date;

(vii) a duly completed and executed IRS Form W-9 from each Seller; and

(viii) a fully executed copy of the Lease Amendment.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Corporation Tax Restructuring. The Corporation Tax Restructuring shall have been consummated.

Any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.03 Conditions to Obligations of the Companies and the Sellers. The obligations of the Companies and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Sellers’ Representative (on behalf of the Sellers and the Companies), to the extent permissible under applicable Law) of the following conditions prior to or as of the Closing:

(a) Representations and Warranties. (i) Each of the Fundamental Representations of Buyer shall be true and correct in all respects on the Closing Date as though such representation or warranty was made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), and (ii) each of the other representations and warranties made by Buyer in this Agreement shall be true and correct (disregarding any exception or qualification for materiality contained therein) in all respects on the Closing Date as though such representation or warranty was made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except, in the case of the foregoing clause (ii), failures of such representations and warranties to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) Buyer’s Closing Deliverables. Buyer shall have delivered prior to the Closing (or shall deliver at the Closing) the following items to the Sellers’ Representative, in each case in form and substance reasonably satisfactory to the Sellers’ Representative:

(i) a certificate dated as of the Closing Date, duly executed by Buyer, stating that the closing conditions specified in Section 8.03(a) and Section 8.03(b) (Conditions to Obligations of the Companies and the Sellers) have been satisfied; and

(ii) the Escrow Agreement, duly executed by Buyer.

Any condition specified in Section 8.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 8.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers’ Representative (on behalf of the Sellers and the Companies) if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.04 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.02 (Notices and Consent).

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a) by mutual written consent of the Sellers’ Representative (on behalf of the Sellers and the Companies) and Buyer;

(b) by the Sellers’ Representative (on behalf of the Sellers and the Companies by written notice to Buyer, and only so long as the Sellers and the Companies are not then in breach of this Agreement), if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.03(a) or Section 8.03(b) (Conditions to Obligations of the Companies and the Sellers) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Buyer of written notice of such breach or failure from the Sellers’ Representative (it being understood and hereby agreed that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such fifteen (15) day period, subject to the Outside Date); provided, however, that the failure by Buyer to deliver the Closing Consideration as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative;

(c) by Buyer (by written notice to the Sellers’ Representative, and only so long as Buyer is not then in breach of this Agreement), if there has been a material breach or failure to perform on the part of the Companies or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.02(a) or Section 8.02(b) (Conditions to Obligations of Buyer) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Sellers’ Representative of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 9.01(c) if such breach or failure is cured within such fifteen (15) day period, subject to the Outside Date);

(d) by either the Sellers’ Representative (on behalf of the Sellers and the Companies) or Buyer, in each case by written notice to the other Party, and without regard to the Outside Date, if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or if the condition set forth in Section 8.01(a) (Conditions to Obligations of Buyer and the Sellers) shall have otherwise become incapable of fulfillment (provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall have complied with its obligations under Section 6.02 (Notices and Consents) by using its reasonable best efforts to have any such order, decree ruling or other action vacated or lifted and is not otherwise in breach of this Agreement); or

(e) on or after the date that is the nine (9) month anniversary of the date hereof (the “Outside Date”), by either the Sellers’ Representative (on behalf of the Sellers and the Companies) or Buyer, in each case by written notice to the other Party, if the Closing has not occurred on or before the Outside Date; provided, however, that neither the Sellers’ Representative nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 9.02 Effect of Termination. Except for the provisions of this Section 9.02, Section 7.02 (Press Releases), Section 7.03 (Transaction Expenses), Section 7.04 (Confidentiality), Article XI (Miscellaneous) and the definitions set forth in Article I to the extent applicable to such provisions, which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become null and void and have no further force and effect, except that such termination shall not relieve any Party of any liability with respect to any breach of this Agreement prior to such termination.

ARTICLE X

INDEMNIFICATION

Section 10.01 Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. (a) The representations and warranties of each of the Parties set forth in this Agreement, the Ancillary Agreements or any certificate delivered by any Party hereunder or thereunder shall terminate at the Closing and not survive thereafter; provided, however, that the Indemnification Representations of the Sellers shall survive until the ten (10) year anniversary of the Closing Date, (b) all covenants and agreements of the Companies, the Sellers’ Representative, the Sellers and Buyer contained this Agreement that are to be performed in whole prior to the Closing shall, in each case, terminate upon the earlier of (i) the date that is 60 days following the Closing Date and (ii) the delivery by Buyer of the Post-Closing Statement and not survive thereafter and (c) all covenants and agreements of the Companies, the Sellers’ Representative, the Sellers and Buyer contained in this Agreement that are to be performed in whole or in part at or after the Closing shall, in each case, survive until the completion of the term contemplated thereby or, in the event no such term is specified therein, until the expiration of the statute of limitations period applicable to the matters covered thereby.

Section 10.02 Indemnification by the Sellers. Subject to the limitations set forth in this Article X, each Seller shall (on a several and not joint basis) indemnify and hold harmless each Buyer Indemnified Party against and in respect of any and all Losses resulting from, relating to or arising in connection with (a) the breach by such Seller of any covenant or agreement under this Agreement or any Ancillary Agreement, (b) any Fraud by the Companies with respect to the representations and warranties set forth in Article III (Representations and Warranties of the

Companies), (c) any Fraud by such Seller with respect to its representations and warranties set forth in Article IV (Representations and Warranties of the Sellers), (d) the Excluded Subsidiaries, (e) any breach of an Indemnification Representation by such Seller and (f) the Pre-Closing Restructuring and/or the Partnership Tax Restructuring; provided, however, that, with respect to the foregoing clauses (b), (d) and (f), each Seller shall only be liable for such Seller’s Percentage Allocation of any such Loss.

Section 10.03 Indemnification by Buyer. Subject to the limitations set forth in this Article X, Buyer shall indemnify and hold harmless each Seller Indemnified Party against and in respect of any and all Losses resulting from, relating to or arising in connection with the breach by Buyer or any Company of any covenant or agreement under this Agreement or any Ancillary Agreement, which is to be performed by Buyer or any Company in whole or in part at or following the Closing.

Section 10.04 Limitations. Notwithstanding anything herein to the contrary:

(a) Except for Losses relating to a breach of Section 7.10 (Restrictive Covenants), the aggregate liability of each Seller under this Agreement shall not exceed the portion of the Closing Consideration paid to such Seller pursuant to Article II (Purchase and Sale).

(b) Each Person providing indemnification pursuant to this Article X is referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this Article X is referred to herein as an “Indemnified Party.” For purposes of determining the liability of any Indemnifying Party under this Article X for any Losses, appropriate reductions shall be made to reflect the recovery pursuant to any insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party) actually received by any Indemnified Party in respect of such Loss, net of any reasonable and documented costs or expenses incurred in connection with recovering such amount or any amount of increased premium. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party within one year of its receipt recognizes insurance or other recoveries, as described in the immediately preceding sentence, in respect of the related Losses or indemnification payments that were not previously accounted for with respect to such Losses or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than five (5) Business Days after delivery of such notice by such Indemnified Party, pay to the Indemnifying Party an amount equal to the lesser of (A) any such insurance or other recoveries, net of such costs or expenses referred to above and (B) the actual amount of the indemnification payments previously paid by the Indemnifying Party with respect to such Losses.

(c) Notwithstanding anything herein to the contrary, in all cases determining whether a breach has occurred and the amount of any Losses, in each case, with respect to any breach of an Indemnification Representation by a Seller, such Indemnification Representations shall be read without regard to any materiality qualifier (including any reference to “material”, “material adverse effect” “Material Adverse Effect” and similar exceptions and qualifiers and similar thresholds) contained therein.

Section 10.05 Setoff. Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be entitled from any Seller, including any amounts that may be owed under this Article X or otherwise, against amounts otherwise payable under any provision of this Agreement, including Section 2.07 (Earnout).

Section 10.06 Exclusive Remedy. From and after the Closing, each Party acknowledges and agrees that (a) subject to Section 11.02 (Enforcement), its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification set forth in this Article X, (b) for the avoidance of doubt, except in the case of Fraud, the Buyer Indemnified Parties’ sole recourse following the Closing in respect of claims for breaches of or inaccuracies in representations and warranties (other than breaches of or inaccuracies in the Indemnification Representations) made under this Agreement or the Ancillary Agreements shall be only under the R&W Insurance Policy and not under this Agreement or the Ancillary Agreements, and (c) the Buyer Indemnified Parties’ recourse following the Closing in respect of claims for breaches of or inaccuracies in the Indemnification Representations shall be satisfied only in the following manner: (i) first, by recourse against the R&W Insurance Policy (provided, that in such event the Sellers shall be solely responsible for paying the retention under the R&W Insurance Policy and neither Buyer nor any of its Affiliates shall have any Liability therefor), and (ii) thereafter, if and only if Losses are not recoverable under the R&W Insurance Policy (after using efforts in accordance with Section 10.08), by recourse directly against the Sellers as set forth in this Article X. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 10.02 (Indemnification by the Sellers) and Section 10.03 (Indemnification by Buyer) (and subject to the other provisions of this Article X), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party, whether arising under or based upon any applicable Law or otherwise. The Parties hereby acknowledge and agree that the provisions of this Section 10.06 were specifically bargained for among the Parties and were taken into account by the Parties in arriving at the Enterprise Value and the terms and conditions of this Agreement, and the Sellers and the Companies have specifically relied upon the provisions of this Section 10.06 in agreeing to the Enterprise Value and the terms and conditions of this Agreement.

Section 10.07 Procedures for Claims. In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto (in each case to the extent known at such time). The Indemnified Party shall provide the Indemnifying Party with access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses and shall make its personnel reasonably available on a mutually convenient basis, and at no additional expense to the Indemnifying Party, to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall notify the Indemnified Party following its receipt of such claim notice from the Indemnified Party if and to the extent that the Indemnifying Party disputes any liability to the Indemnified Party under this Article X. Any such disputed claim shall be resolved either (a) in a written agreement signed by the Indemnifying Party and the Indemnified Party or (b) pursuant to the dispute resolution procedures set forth in this Agreement.

Section 10.08 Mitigation; Insurance; Subrogation. Each Indemnified Party shall, to the extent required by Law, use commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification. If any Losses sustained by an Indemnified Party may be covered by an insurance policy (including the R&W Insurance Policy) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments, which shall then be subject to Section 10.04(b) (Limitations). Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer or any other third party may have with respect to any indemnifiable Losses.

Section 10.09 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article X shall be treated by the Parties hereunder as an adjustment to the cash proceeds received by the Sellers in the transactions contemplated by this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 No Third Party Beneficiaries. Except as set forth in Section 7.07 (Directors’ and Officers’ Indemnification), Section 10.02 (Indemnification by the Sellers) and Section 10.03 (Indemnification by Buyer), each of which is expressly intended for the benefit of the Persons referenced therein, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.02 Enforcement. Each of the Parties hereby agrees and acknowledges that irreparable damage may occur in the event that any of the provisions of this Agreement to be performed by such Party are not performed in accordance with their specific terms or are otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. Accordingly, each Party, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other Parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 11.09 (Consent to Jurisdiction; Waiver of Jury Trial), this being in addition to any other remedy to which such Party is entitled at law or in equity. The Parties hereby further waive (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirements of Law to post security as a prerequisite to obtaining equitable relief.

Section 11.03 Entire Agreement. This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), the Ancillary Agreements, the Confidentiality Agreement and any other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 11.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned (a) by any Party other than Buyer without the prior written consent of Buyer or (b) by Buyer without the prior written consent of the Sellers’ Representative; provided, however, that (i) Buyer may, without the consent of any other party hereto, collaterally assign its rights under this Agreement to any lender under any of its credit facilities or any agent or collateral trustee for such lender, (ii) Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of Sellers’ Representative upon prior written notice to Sellers’ Representative and (iii) no such assignment set forth in the foregoing clauses (i) and (ii) shall limit the Buyer’s obligations hereunder.

Section 11.05 Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.07 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally by hand, when sent by email (so long as a message delivery failure or transmission error notification is not received by the sender) or one (1) Business Day after being sent by an internationally recognized overnight courier service, addressed as follows:

If to the Companies (prior to Closing) or to the Sellers’ Representative:

Raymond Hott

24175 N. 1st Street

Sycamore, IL 60178

Email: rhott@nehringwire.com

If to Raymond:

Raymond Hott

24175 N. 1st Street

Sycamore, IL 60178

Email: rhott@nehringwire.com

If to Melissa or the Melissa Trust:

Melissa Spellman

325 Shoreline Court

Glencoe, IL 60022

Email: melissawspellman@gmail.com; with a copy to Marc@imperialgp.com

If to Renee:

Renee Kozin

9701 Collins Avenue, Unit 403-S

Bal Harbour, FL 33154

Email: JJD1414@AOL.com; with a copy to Davidkozin3@gmail.com

If to Julie:

Julie Hott

610 Persimmon Street

Dekalb, IL 60115

Email: Julie.hottsmith@gmail.com

If to Rebecca:

Rebecca Hott

2701 South Shore Drive

Delavan, WI 53115

Email: Bhott211@gmail.com

in each case, with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Matt Stevens and Katie Mariani

Email: mstevens@winston.com and cmariani@winston.com

If to Buyer or the Companies (after Closing):

c/o Mueller Industries, Inc.

150 Schilling Boulevard, Suite 100

Collierville, TN 38017

Attention: Chris Miritello

Email: cjmiritello@muellerindustries.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Serge Benchetrit, Sean Ewen and Jeffrey Daniel

Email:    sbenchetrit@willkie.com, sewen@willkie.com and jdaniel@willkie.com or to such other Person or address or email address as such Party may indicate by written notice delivered to the other Parties.

Section 11.08 Governing Law. This Agreement and any claims or Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.09 Consent to Jurisdiction; Waiver of Jury Trial.

(a) ALL ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT BY THE PARTIES SOLELY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF SUCH COURT.

(b) EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE TO SUCH PARTY AS SET FORTH IN SECTION 11.07 (NOTICES), AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN THE STATE OF DELAWARE IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE PARTIES AGREES THAT DELAWARE IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN OR AMONG THEM. EACH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. NOTHING IN THIS SECTION 11.09 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers’ Representative (on behalf of the Sellers). No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.12 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Buyer, each of the Sellers and each of the Companies acknowledges that each Party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.13 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “or” is not exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) references to days mean calendar days unless otherwise specified, (viii) the phrases “delivered,” “furnished” or “made available” to Buyer and phrases of similar import mean that the applicable document has been posted to the “Project Rangers” online data room hosted by Datasite LLC no less than twenty-four (24) hours prior to the execution of this Agreement and (ix) the word “including” and words of similar import means “including without limitation” unless otherwise specified.

Section 11.14 Disclosure Schedules. The information set forth in each section or subsection of the schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Companies and the Sellers set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if it is reasonably apparent on its face that such information applies to such other section or subsection of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

Section 11.15 Currency. All references to “dollars,” “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.16 Sellers’ Representative.

(a) Each Seller, by virtue of his or her execution and delivery of this Agreement, hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of the Sellers, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents, including the Escrow Agreement, and to take any and all actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered by this Agreement, including in Section 2.05 (Post-Closing Adjustment) or any indemnification claim under Article X (Indemnification) (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.05 (Post-Closing Adjustment) or any indemnification claim, as applicable); and (ii) give and receive notices and communications under this Agreement and the Escrow Agreement. The Sellers’ Representative hereby accepts his appointment as the Sellers’ Representative.

(b) The power of attorney granted in this Section 11.15 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Sellers.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement, including Section 2.05 (Post-Closing Adjustment) and the Escrow Agreement, and each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Article X (Indemnification), and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.

(d) The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of such Seller’s execution and delivery of this Agreement, hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill his responsibilities as representative of the Sellers, then the Sellers shall, by “majority vote” within thirty (30) days after such dissolution, liquidation or other event, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers; provided, that the Sellers shall appoint a new Sellers’ Representative within five (5) Business Days of the occurrence of any such vacancy.

(e) No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his services. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Sellers, on a several but not joint basis (in accordance with their Percentage Allocations), for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers agree to set aside $500,000 (“Sellers’ Rep Fund”) of proceeds to pay for the reasonable out-of-pocket costs and expenses of the Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers’ Representative shall keep reasonably detailed records of the reasonable out-of-pocket costs and expenses of the Sellers’ Representative for serving in such capacity and to the extent such costs and expenses do not exceed the Sellers’ Rep Fund, then the Sellers’ Representative shall return the remaining funds to the Sellers (pro rata in accordance with their respective Percentage Allocations) within a reasonable period of time after which the Sellers’ Representative believes in good faith he will no longer incur such fees and expenses.

Section 11.17 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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IN WITNESS WHEREOF, the Parties have executed this Equity Purchase Agreement as of the date first written above.

BUYER:

MUELLER INDUSTRIES, INC.

By:
Name:	Jeffrey A. Martin
Title:	Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

COMPANIES:

UNIFIED WIRE & CABLE LLC

By:
Name:	Raymond C. Hott
Title:	Manager

CONEX CABLE, LLC

By:
Name:	Raymond C. Hott
Title:	Manager

NEHRING ELECTRICAL WORKS COMPANY

By:
Name:	Raymond C. Hott
Title:	President

EXPRESS WIRE AND CABLE DISTRIBUTORS, INC.

By:
Name:	Raymond C. Hott
Title:	Secretary and treasurer

WURLITZER DIETZ PROPERTY LLC

By:
Name:	Raymond C. Hott
Title:	Manager

PEACE ROAD PROPERTIES, LLC

By:
Name:	Raymond C. Hott
Title:	Manager

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

LOCUST PROPERTIES, LLC

By:
Name:	Raymond C. Hott
Title:	Manager

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

SELLERS:

RAYMOND HOTT

MELISSA SPELLMAN

THE MELISSA W. SPELLMAN TRUST DTD 9/28/12

By:
Name:	Melissa Spellman
Title:	Trustee

RENEE KOZIN

JULIE HOTT

REBECCA HOTT

SELLERS’ REPRESENTATIVE:

RAYMOND HOTT

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

Exhibit A

Accounting Principles

1.

Each item included in the Pre-Closing Statement and the Post-Closing Statement (each, a “Calculation”) shall, unless otherwise provided in the Agreement, (i) be determined on a consolidated basis for the Companies as of immediately prior to the Closing (the “Measurement Time”), (ii) be based exclusively on the facts and circumstances as they exist at the Measurement Time, (iii) exclude the impact of any decisions made or actions taken or omitted by Buyer or the Companies upon or following the Closing and (iv) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or other adjustments arising out of the consummation of the transactions contemplated by the Agreement and, in the case of each of the foregoing clauses (ii), (iii) and (iv), shall exclude the effects of any information, decision, event, act, change in circumstances or similar development arising or occurring on or after the Measurement Time (but assuming, and giving effect to, the Closing with respect to the determination of Transaction Expenses). Each Calculation shall be calculated in accordance with this Exhibit A regardless of whether there is a breach of any provision of the Agreement, and regardless of any aspect of the Financial Statements which is not, or which is deemed not to be, compliant with GAAP.

2.

The provisions of this Exhibit A shall be interpreted to avoid double counting (whether positive or negative) of any item in the calculation of the Pre-Closing Statement and the Post-Closing Statement.

3.

Subject to any other paragraphs set forth herein, where an accrual, provision or reserve was made or was zero in the Reference Balance Sheet in relation to any matter or series of related matters, no increase in that accrual, provision or reserve shall be made in the Calculations for purposes of determining the Calculations (except for items that have been identified in Buyer’s due diligence review; provided that the Sellers and the Sellers’ Representatives have had an adequate opportunity to review and agree with the items identified in Buyer’s due diligence review), unless, since the date of the Reference Balance Sheet, new facts or circumstances have arisen prior to the Closing which justify such increase (in applying the definition of Accounting Principles).

4.	In calculating Working Capital:

a.

There shall be no change in the classification (i) to a current liability of any liability that has not been characterized as a current liability in the balance sheet, (ii) to a long-term asset of any asset that has not been characterized as a long-term asset in balance sheet, (iii) to a long-term liability of any liability not been characterized as a long-term liability in the balance sheet, and (iv) to a current asset of any asset that has not been characterized as a current asset in the balance sheet (in each case, other than any such change resulting solely from the passage of time).

b.

The current assets (net of reserves and allowances) and current liabilities shall only consist of the line items specifically identified in the Sample Working Capital. There will be no creation of new reserves (except for items that have been identified in Buyer’s due diligence review; provided that the Sellers and the Sellers’ Representatives have had an adequate opportunity to review and agree with the items identified in Buyer’s due diligence review) in the calculation of Working Capital set forth in the Post-Closing Statement that were not present in the calculation of Working Capital set forth in the Pre-Closing Statement.

c.

The aggregate amount of all accounts receivable of the Companies that are more than ninety (90) days past due as of the Closing Date shall be reserved at 100% of the balance thereof (the “Aged AR Amount”). To the extent that such Aged AR Amount exceeds the Companies’ bad debt reserve that would otherwise be included in Working Capital, the amount of such excess (the “Excess Aged AR Reserve Amount”) shall be reserved in Working Capital (and, for the avoidance of doubt, in the event that the Aged AR Amount does not exceed the amount of such bad debt reserve that is otherwise included in Working Capital, there shall be no reserve included in Working Capital for any such accounts receivable of the Companies that are more than 90 days past due as of the Closing Date).

d.

The aggregate amount of all finished goods inventory (other than such inventory that is on consignment) of the Companies that is more than six (6) months old as of the Closing Date shall be reserved at an amount equal to the sum of (i) 100% of the aggregate amount thereof minus (ii) its estimated scrap value (such sum, the “E&O Inventory Amount”). Prior to the Buyer’s delivery of the Post-Closing Statement to the Sellers’ Representative, the Buyer and the Sellers’ Representative shall mutually agree upon a final E&O Inventory Amount to be reflected in the calculation of Working Capital (as finally determined pursuant to Section 2.05).

5.

The Companies only perform a detailed analysis of labor and overhead cost capitalization at year end using the percentage of completion method. For purposes of calculating Working Capital, there will be no similar analysis performed to mirror the year end process in this specific area.

6.	Balances between the Companies shall be disregarded in the calculation of Working Capital.

7.

If the Closing Date is a date other than month-end, all accruals and prepaid assets that cannot be determined based on specific transactional activity will be calculated on a pro rata basis based on the number of calendar days that have elapsed in the applicable month through the Closing Date.

8.

Each Calculation will be prepared in U.S. Dollars. Assets and liabilities in Working Capital denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the exchange rate applicable to such other currency as published by the Wall Street Journal as of the close of business on the Business Day immediately prior to the Closing Date.

9.	The Calculations shall not reflect any expense or liability for which Buyer is responsible under the Agreement.

10.

No liabilities shall be reflected in the Calculations pertaining to contingent matters that are set forth in the Disclosure Schedules that have not previously been recorded as such in the Reference Balance Sheet (except for items identified in Buyer’s due diligence review; provided that the Sellers and the Sellers’ Representatives have had an adequate opportunity to review and agree with the items identified in Buyer’s due diligence review). No accruals shall be made with respect to any uncertain tax positions that have not been previously recorded in the Financial Statements (except for items identified in Buyer’s due diligence review; provided that the Sellers and the Sellers’ Representatives have had an adequate opportunity to review and agree with the items identified in the Buyer’s due diligence review).